UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Post Properties, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

April 6, 2005
Dear Shareholder:
      We cordially invite you to attend the 2005 Annual Meeting of Shareholders of Post Properties, Inc. to be held on Thursday, May 19, 2005, at 9:00 a.m. local time at One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057.
      The items of business are listed in the following Notice of Annual Meeting and are more fully addressed in the Proxy Statement.
      Please date, sign, and return your proxy card in the enclosed envelope at your convenience to assure that your shares will be represented and voted at the Annual Meeting even if you cannot attend. If you attend the Annual Meeting, you may vote your shares in person even though you have previously signed and returned your proxy.
      On behalf of your board of directors, thank you for your continued support and interest in Post Properties, Inc.

Sincerely,

Robert C. Goddard, III
Chairman of the Board

POST PROPERTIES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 19, 2005
      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Post Properties, Inc. will be held at One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057, on Thursday, May 19, 2005, at 9:00 a.m. local time, for the following purposes:

(1) To elect nine directors for a one-year term;

(2) To adopt and approve the 2005 non-qualified employee stock purchase plan; and

(3) To transact such other business as may properly come before the meeting or any adjournment of the meeting.
      Only the holders of record of common stock of Post Properties at the close of business on March 28, 2005 are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment of the meeting. A list of shareholders as of the close of business on March 28, 2005, will be available at the Annual Meeting of Shareholders for examination by any shareholder, his agent or his attorney.
      Your attention is directed to the Proxy Statement provided with this Notice.

By Order of the Board of Directors,

Sherry W. Cohen
Executive Vice President
and Corporate Secretary
Atlanta, Georgia
April 6, 2005
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. YOU ALSO MAY VOTE YOUR SHARES OVER THE INTERNET AT THE ADDRESS SHOWN ON YOUR PROXY CARD OR BY TELEPHONE THROUGH THE NUMBER SHOWN ON YOUR PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

POST PROPERTIES, INC.
One Riverside
4401 Northside Parkway, Suite 800
Atlanta, Georgia 30327-3057
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 19, 2005
      Our 2005 Annual Meeting of Shareholders will be held on Thursday, May 19, 2005, at One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057, beginning promptly at 9:00 a.m. local time. The enclosed form of proxy is solicited by our board of directors. We anticipate that this Proxy Statement and the accompanying proxy will first be mailed to holders of our common stock on or about April 6, 2005.
Why am I receiving this Proxy Statement and proxy card?
You are receiving a Proxy Statement and proxy card from us because you own shares of our common stock. This Proxy Statement describes issues on which we would like you, as a shareholder, to vote. It also gives you information on these issues so that you can make an informed decision.
When you sign the proxy card, you appoint David P. Stockert and Sherry W. Cohen as your representatives at the meeting. Mr. Stockert and Ms. Cohen will vote your shares at the meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting just in case your plans change.
If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Stockert and Ms. Cohen will vote your shares, under your proxy, in their discretion.
What is the record date?
The record date is set for March 28, 2005. Only holders of record of common stock as of the close of business on this date will be entitled to vote at the annual meeting.
How many shares are outstanding?
As of the record date, we had 40,145,507 shares of common stock outstanding in addition to 2,424,512 outstanding partnership units in Post Apartment Homes, L.P., which are exchangeable for shares of common stock on a one-for-one basis. Only shares of common stock outstanding as of the record date will be eligible to vote at the annual meeting.
What am I voting on?
You are being asked to vote on the following:

•	the election of nine directors for a one-year term, and

•	the 2005 non-qualified employee stock purchase plan (which is referred to herein as our 2005 employee stock purchase plan).

No cumulative rights are authorized and dissenters’ rights are not applicable to the matters being voted upon.
How do I vote?
You have four voting options. You may vote:

•	over the Internet at the address shown on your proxy card (if you have access to the Internet, we encourage you to vote in this manner),

•	by telephone through the number shown on your proxy card,

•	by signing your proxy card and mailing it in the enclosed prepaid and addressed envelope, or

•	by attending the annual meeting and voting in person.
Please follow the directions on your proxy card carefully.
Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?
If your shares are held in the name of a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions. If you hold your shares in the name of a broker, bank or other nominee, the availability of telephone and Internet voting depends on their voting processes.
What if I return my proxy card but do not provide voting instructions?
If you return a signed proxy card but do not provide voting instructions, your shares will be voted for the nine named director nominees and for the 2005 employee stock purchase plan.
Can all shareholders vote in person at the annual meeting?
We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares through a broker, bank or other nominee, you must bring with you a legal proxy from your broker, bank or other nominee authorizing you to vote such shares in order to vote at the meeting.
What does it mean if I receive more than one proxy card?
It means that you have multiple accounts with the transfer agent and/or with a broker, bank or other nominee. Please vote all of the shares.
What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	voting again by telephone or over the Internet prior to 11:59 p.m., eastern time, on May 18, 2005,

•	signing another proxy with a later date,

•	voting in person at the annual meeting, or

•	giving written notice to the Corporate Secretary of Post Properties.
How many votes do you need to hold the meeting?
In order for us to conduct the annual meeting, we must have a quorum, which means that a majority of our outstanding shares of common stock as of the record date must be present at the meeting. Your shares will be counted as present at the annual meeting if you:

•	vote via the Internet or by telephone,

•	properly submit a proxy (even if you do not provide voting instructions), or

•	attend the annual meeting and vote in person.
Will my shares be voted if I do not sign and return my proxy card?
If your shares are held through a brokerage account, your brokerage firm, under certain circumstances, may vote your shares.
On certain “routine” matters, such as the election of directors, brokerage firms have authority under New York Stock Exchange (or NYSE) rules to vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter.
On “non-routine” matters, such as the 2005 employee stock purchase plan, if the brokerage firm has not received voting instructions from the shareholder, the brokerage firm cannot vote the shares on that proposal. Therefore, if you do not vote your proxy, your shares will not be voted on non-routine matters. If your brokerage firm has not received voting instructions on a non-routine matter, these shares will be considered “broker non-votes” to the extent that the brokerage firm submits a proxy. Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the meeting but not for determining the number of shares voted for or against the non-routine matter.
We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting.
How many votes are needed to elect directors?
Directors are elected by a plurality vote. As a result, the nine director nominees receiving the highest number of for votes will be elected as directors.
How many votes are needed to adopt and approve the 2005 employee stock purchase plan?
Under Georgia law, to approve the 2005 employee stock purchase plan, the for votes cast at the annual meeting must exceed the against votes cast at the annual meeting. In addition, under NYSE rules, the proposal to approve the 2005 employee stock purchase plan must be voted on by more than a majority of the shares entitled to vote on the proposal.

What if I abstain from voting?
Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions have no effect on the outcome of a vote on the election of directors. If a quorum is present, abstentions have no effect on the outcome of a vote on the 2005 employee stock purchase plan as long as the plan is voted on by more than a majority of the shares entitled to vote on the proposal.
What happens if a director nominee is unable to stand for election?
The board of directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter event, shares represented by proxies will be voted for the substitute nominee. Proxies cannot be voted for more than nine director nominees at this year’s annual meeting.
How are votes counted?
For “Proposal 1 — Election of Directors,” you may vote for all nominees, withhold from all nominees or withhold from individual nominees. For “Proposal 2 — Adoption and Approval of 2005 Non-Qualified Employee Stock Purchase Plan,” you may vote for, against or abstain from the proposal. If you just sign your proxy card with no further instructions, your shares will be counted as a vote for each director nominee and for the 2005 employee stock purchase plan.
Where can I find the voting results of the meeting?
We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2005. We will file that report with the Securities and Exchange Commission (or SEC), and you can get a copy through:

•	our Corporate Secretary at Post Properties, Inc., One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057,

•	the SEC at (800) SEC-0330, or

•	the SEC’s website at www.sec.gov.
Who will pay for the costs of soliciting proxies?
We will bear the costs of soliciting proxies. In an effort to have as large a representation at the meeting as possible, one or more of our employees, in certain instances, may personally make special solicitations of proxies either by telephone or mail. We also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals who are beneficial owners of our common stock. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions and, in certain cases, by other holders. Such solicitation may be made through the use of mail, by telephone or by personal calls. The anticipated cost of the services of Innisfree M&A Incorporated is $6,500 plus expenses.
How can I obtain a copy of the 2004 annual report to shareholders and the 2004 annual report on Form 10-K?
Our annual report to shareholders for the year ended December 31, 2004, which includes our Form 10-K for the year ended December 31, 2004, accompanies this Proxy Statement. However, the annual report forms no part of the material for the solicitation of proxies.

At the written request of any common shareholder who owns common stock as of the close of business on the record date, we will provide, without charge, additional copies of our 2004 annual report on Form 10-K, including the financial statements and financial statement schedules, as filed with the SEC, except exhibits thereto. If requested by eligible shareholders, we will provide copies of the exhibits for a reasonable fee. Requests for copies of our annual report on Form 10-K should be mailed to:

Post Properties, Inc.
One Riverside
4401 Northside Parkway, Suite 800
Atlanta, Georgia 30327-3057
Attention: Corporate Secretary

PROPOSAL 1 — ELECTION OF DIRECTORS
      Our bylaws provide that at least three and no more than fifteen directors shall constitute the full board of directors. Our board of directors was previously divided into three classes, with the directors in each class serving a term of three years. In 2004, we amended our bylaws to declassify the board of directors and require each director elected at or after the 2004 annual meeting to be elected annually by shareholders. Each director elected at the 2004 annual meeting was elected for a one-year term, and two of our directors — Charles E. Rice and David P. Stockert — were previously elected to terms that will expire at this year’s annual meeting. In addition, each of the four directors whose terms would have otherwise expired in 2006 — Herschel M. Bloom, Russell R. French, Robert C. Goddard, III and Ronald de Waal — voluntarily relinquished the final year of his existing three-year term upon approval of the amendment to our bylaws by our shareholders. Consequently, our entire board of directors is subject to election at this year’s annual meeting of shareholders.
      Upon the recommendation of our independent Nominating and Corporate Governance Committee, the board of directors has nominated Robert C. Goddard, III, David P. Stockert, Herschel M. Bloom, Douglas Crocker II, Walter M. Deriso, Jr., Russell R. French, Nicholas B. Paumgarten, Charles E. Rice and Ronald de Waal to stand for election at the annual meeting.
      Except as otherwise provided in this Proxy Statement, a proxy cannot be voted for the election of a person to fill a directorship for which no nominee is named in this Proxy Statement. The board of directors has no reason to believe that any of the nominees will be unavailable for election as a director. However, if at the time of the annual meeting any of the nominees are unable or unwilling to serve, the persons named in the proxy will vote to elect substitute nominees recommended by the board of directors. In no event, however, can a proxy be voted to elect more than nine directors at this year’s annual meeting.
      The following list sets forth the names of the nominees and also contains certain biographical information, including a brief description of principal occupation and business experience during at least the past five years, directorships of companies (other than Post Properties) presently held, and certain other information. This information has been furnished by the respective individuals.
Nominees for Election
      Robert C. Goddard, III has been a director of Post Properties since May 2002 and Chairman of the Board since February 2003. Since July 2000, Mr. Goddard has been Chairman and Chief Executive Officer of Goddard Investment Group, LLC, a commercial real estate investment firm focusing in the Atlanta, Dallas, Houston, Denver and Miami markets. From 1988 to December 2000, Mr. Goddard served as Chairman and Chief Executive Officer of the NAI/ Brannen Goddard Company, a real estate firm. Mr. Goddard is 50 years old.
      David P. Stockert has been a director of Post Properties since May 2002. Since July 2002, Mr. Stockert has been President and Chief Executive Officer of Post Properties. From January 2001 to June 2002, Mr. Stockert served as Post Properties’ President and Chief Operating Officer. From July 1999 to October 2000, Mr. Stockert was Executive Vice President of Duke Realty Corporation, a publicly traded real estate company. From June 1995 to July 1999, Mr. Stockert was Senior Vice President and Chief Financial Officer of Weeks Corporation, also a publicly traded real estate company that was a predecessor by merger to Duke Realty Corporation. Mr. Stockert is 42 years old.
      Herschel M. Bloom has been a director of Post Properties since May 1994. Mr. Bloom is currently, and has been for more than five years, a partner in the law firm of King & Spalding LLP. Mr. Bloom is also a director of Russell Corporation. Mr. Bloom is 62 years old.

      Douglas Crocker II has been a director of Post Properties since May 2004. From 1993 until 2002, Mr. Crocker served as Trustee, President and Chief Executive Officer of Equity Residential, a real estate investment trust focusing on apartment communities. He served as Vice Chairman of the Board of Trustees of Equity Residential from January 2003 through May 2003. In addition to serving on a number of nonprofit boards, Mr. Crocker also is a director of Wellsford Real Properties, Inc., Prime Group Realty Trust, Ventas, Inc., Acadia Realty Trust and Reckson Associates Realty Group. Mr. Crocker is 64 years old.
      Walter M. Deriso, Jr. has been a director of Post Properties since May 2004. From 1997 to February 2005, Mr. Deriso served as Vice Chairman of Synovus Financial Corp., a diversified financial services company. Mr. Deriso has held various positions with Synovus since 1991. Mr. Deriso continues to serve as Chairman of the Board of Security Bank & Trust Company of Albany. Mr. Deriso is 58 years old.
      Russell R. French has been a director of Post Properties since July 1993. Mr. French is currently, and has been for more than five years, a member of Moseley & Co. III. In addition, Mr. French has been a member of MKFJ-IV, LLC since 1998 and a member of Moseley & Co. V, LLC since 2000. Each of Moseley & Co. III, MKFJ-IV, LLC and Moseley & Co. V, LLC is the general partner of a venture capital fund. Mr. French is 59 years old.
      Nicholas B. Paumgarten has been a director of Post Properties since November 2003. Since 1992, Mr. Paumgarten has been a Managing Director at J.P. Morgan Chase & Co., a commercial and investment banking firm, where he has led a number of divisions, including the Financial Institutions Group, the Mergers & Acquisitions Group for the Americas and the Financial Institutions Group for Emerging Markets. He is also Chairman of J.P. Morgan Corsair II Capital Partners, L.P. Mr. Paumgarten is a director of E.W. Scripps Company and CompuCredit Corporation. Mr. Paumgarten is 59 years old.
      Charles E. Rice has been a director of Post Properties since 1997. Since January 2001, Mr. Rice has been Chairman of Mayport Venture Partners LLC, a venture capital firm. From December 1998 until January 2001, Mr. Rice served as Vice Chairman of Corporate Development of Bank of America. Mr. Rice served as the Chairman of NationsBank, Inc. (currently Bank of America, Inc.) from January 1998 to October 1998. Mr. Rice served as the Chief Executive Officer of Barnett Banks, Inc. from 1979 until January 1998 and as the Chairman of the Board of Barnett Banks, Inc. from 1984 until January 1998. He is also a director of CSX Corporation, Sprint Corporation and Bessemer Trust Company. Mr. Rice is 69 years old.
      Ronald de Waal has been a director of Post Properties since May 2000. Since 1983, Mr. de Waal has been Chairman of the Board of We International b.v., a Netherlands corporation, which operates fashion specialty stores in Belgium, the Netherlands, Switzerland, Germany and France. Mr. de Waal is also a director of Saks Incorporated and The Body Shop International plc (England). Mr. de Waal is 53 years old.
      The board of directors unanimously recommends a vote FOR each of the above director nominees to hold office until the 2006 annual meeting of shareholders and until their successors are duly elected and qualified.

PROPOSAL 2 —
ADOPTION AND APPROVAL OF 2005
NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN
      You are voting on a proposal to adopt our 2005 non-qualified employee stock purchase plan (which is referred to herein as our 2005 employee stock purchase plan), a copy of which is attached hereto as Appendix A. In December 2004, our board of directors adopted the 2005 employee stock purchase plan, subject to the approval of our shareholders. The 2005 employee stock purchase plan will replace our 1995 employee stock purchase plan, which was terminated in December 2004.
Why does the company want to adopt the plan?
We believe that the plan will provide eligible employees and directors with an opportunity to become more personally invested in Post. We feel that employee and director participation in the ownership of the business will be to the mutual benefit of the eligible party and Post.
Who is eligible to participate in the plan?
Any employee (other than an employee with a five percent or more ownership of Post) who has been employed by Post Properties, Post Apartment Homes or any of their subsidiaries for at least one full calendar month and who is either a full-time employee or a qualifying part-time employee and any non-employee director who has been a member of our board of directors for at least one full calendar month may participate in the 2005 employee stock purchase plan. In addition, in order for shares to be purchased on behalf of a participant under the plan, the participant must be an eligible employee or an eligible director on the last day of the applicable purchase period. As of January 1, 2005, there were approximately 813 individuals who were eligible to participate in the 2005 employee stock purchase plan.
How does the plan work?
Prior to each purchase period, a participant may specify the contributions the participant proposes to make for the purchase period, and such contributions will be expressed as either a specific dollar amount which the participant proposes to contribute in cash (in the case of eligible employees and directors) or as a specific dollar amount of the participant’s compensation that the participant’s employer is authorized to deduct (in the case of eligible employees) during the purchase period for purchasing shares of common stock under the plan. A participant may withdraw (without interest) at any time on or before the last day of a purchase period all or any part of the contributions credited to his or her account. In addition, a participant may amend or revoke his or her election form at any time prior to a purchase period, and a participant may amend or revoke his or her election form during a purchase period to reduce or stop his or her contributions. At the end of each purchase period, the amounts accumulated for each participating individual are automatically applied to the purchase of Post common stock. The purchase price of the shares of common stock is equal to 85% (or such higher percentage set by the Executive Compensation and Management Development Committee) of the lesser of the closing price per share of Post common stock on the first trading day of the purchase period or the closing price per share of Post common stock on the last trading day of the purchase period.
How long are the purchase periods under the plan?
The first purchase period in a calendar year begins on January 1 and ends on June 30. The second purchase period begins on July 1 and ends on December 31. However, the Executive Compensation and Management Development Committee, in its discretion, may alter the duration of the purchase period as well as set beginning and ending dates different than those described above; provided, however, that a purchase period shall run for no more than one calendar year and shall begin and end in the same calendar year.
Are there any limitations as to how many shares an employee may purchase under the plan during any calendar year?
Yes. Employees and directors may not contribute or withhold more than $100,000 for any calendar year.
What are the tax consequences of participating in the plan?
This discussion outlines generally the federal income tax consequences of participation in the plan. Individual circumstances may vary these results. The federal income tax law and regulations are frequently amended, and each participant should look to his or her own tax counsel for advice regarding federal income tax treatment under the plan.
Any amount withheld from a participant’s pay under the plan will be taxable ordinary income to the participant and must be included in gross income for federal income tax purposes in the year in which such amount otherwise actually would have been paid to the participant.
Upon the transfer (within the meaning of Section 83 of the Internal Revenue Code of 1986) of shares under the plan to a participant, the participant must recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of transfer over his or her purchase price. The ordinary income recognized is added to the participant’s basis in the shares. Upon the participant’s sale or disposition of the shares acquired under the plan, any gain realized in excess of the basis will be taxed as capital gain, and any loss realized will be a capital loss. Whether the capital gain or loss will be long-term or short-term gain or loss will depend on how long the shares were held.
Post will be entitled, with respect to the purchase of shares under the plan, to an income tax deduction in an amount equal to the ordinary income recognized by the participant in the same taxable year in which the participant recognizes such income.
Will the plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code?
Because Post is structured as an UPREIT and substantially all of its employees are employed by Post Apartment Homes, the plan will not qualify under Section 423 of the Internal Revenue Code.
What rights will the stock issued under the plan have?
Shares issued under the 2005 employee stock purchase plan will have the same voting rights and other rights as all other shares of our common stock.
Where can I get a copy of the plan?
This summary is not a complete description of all of the provisions of the 2005 employee stock purchase plan. The summary is qualified in its entirety by the full text of the 2005 employee stock purchase plan, a copy of which is attached hereto as Appendix A. You are encouraged to read the full text of the 2005 employee stock purchase plan.

Who will administer the plan?
Except for certain powers expressly granted to the Executive Compensation and Management Development Committee under the plan, the plan will be administered by Post or its delegate.
How many shares are issuable under the plan?
There will be 300,000 shares of our common stock reserved for issuance under the plan.
Will the plan be adjusted for recapitalizations?
Certain changes in the capitalization of Post, including stock splits and stock dividends will result in a corresponding adjustment to the number of shares of our common stock that are reserved for issuance under the plan and to the purchase price of shares of our common stock under the plan.
Why was the 1995 employee stock purchase plan terminated?
Under applicable NYSE listing standards that became effective in June of 2004, employee stock purchase plans not qualified under Section 423 of the Internal Revenue Code must contain a limit on the number of shares issuable to plan participants. Our non-qualified 1995 employee stock purchase plan, as approved by shareholders at our 1995 annual shareholders meeting, did not contain a limit on the number of shares issuable to plan participants. We terminated our 1995 employee stock purchase plan in December 2004 because the plan was not in compliance with the new listing standards.
Under the 1995 employee stock purchase plan, plan participants could purchase stock during two purchase periods — one that ended on June 30 and a second that ended on December 31. Plan participants purchased 7,618 shares under the 1995 employee stock purchase plan for the purchase period that ended on June 30, 2004. If the plan had not been terminated, 132 plan participants would have purchased an aggregate of 8,903 shares under the plan for the purchase period that would have ended on December 31, 2004. After the plan was terminated in December 2004, our Executive Compensation and Management Development Committee approved grants of 8,903 shares to plan participants, which grants were equal to the number of shares that such participants would have purchased had the plan not been terminated. The grants were made pursuant to our 2003 incentive stock plan. Over the nine-year life of the 1995 employee stock purchase plan, we issued a total of 238,793 shares of our common stock.
When will shares first be issuable under the plan?
We gave eligible employees and directors the option to elect to participate in the plan for the first purchase period of 2005, which began on January 1, 2005 and will end on June 30, 2005. If the plan is approved, shares will be issued to plan participants immediately following the expiration of the first purchase period of 2005. If the plan is not approved, it will terminate on the date of the annual meeting and any amounts withheld for participants will be refunded without interest. For the first purchase period of 2005, 156 of our employees and two of our non-employee directors are participating in the plan.
Since participation in the 2005 employee stock purchase plan is voluntary, and we are unable to predict the future value of our common stock, we cannot currently determine with certainty the benefits or the amounts that will be received in the future by any person under the plan. The following table sets forth for our Named Executive Officers, our executive officers as a group, our non-executive directors as a group and our non-executive officer employees as a group (1) the dollar value of elections under the 2005 employee stock purchase plan for the first purchase period of 2005 and (2) the estimated number of shares issuable based on 85% of the closing price of our common stock on the first business day of the first purchase period of 2005 ($34.28 per share on January 3, 2005). If the trading price of our common stock is lower on June 30, 2005, that share price will be used to determine the purchase price of our common stock for the first purchase period of 2005.

	Dollar	Number of
Name	Value	Shares

David P. Stockert	$39,000	1,338
Thomas D. Senkbeil	—	—
Thomas L. Wilkes	—	—
Christopher J. Papa	3,900	133
Sherry W. Cohen	—	—
All executive officers as a group	47,275	1,622
All non-executive directors as a group	100,000	3,431
All non-executive officer employees as a group	105,552	3,622
What is the term of the plan?
The plan is limited to a term of ten years.
How may the plan be amended?
The plan generally may be amended by Post from time to time. Any such amendment is subject to shareholder approval to the extent such approval is required under applicable law.
      The board of directors unanimously recommends a vote FOR the 2005 employee stock purchase plan.

CORPORATE GOVERNANCE
Committees of the Board of Directors
      Audit Committee. The Audit Committee consists of Messrs. Deriso, French and Paumgarten. The board of directors has determined that Mr. French, the current committee chairman, qualifies as an “audit committee financial expert” within the meaning of SEC rules and regulations. All committee members are independent as defined in applicable SEC and NYSE rules and under the director independence standards specified in our Corporate Governance Guidelines. During 2004, the committee held five meetings. The committee chairman also held other meetings with management and/or our independent registered public accounting firm during the year.
      The Audit Committee is responsible for, among other things:

•	directly appointing, retaining, evaluating, compensating and terminating our independent registered public accounting firm,

•	discussing with our independent registered public accounting firm their independence from management,

•	reviewing with our independent registered public accounting firm the scope and results of their audit,

•	pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm,

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC, and

•	reviewing and monitoring our accounting principles, accounting policies and financial and accounting controls.
      Executive Compensation and Management Development Committee. The Executive Compensation and Management Development Committee consists of Messrs. Deriso, French and Rice. Mr. Rice currently serves as chairman. All committee members are independent as defined in applicable SEC and NYSE rules and under the director independence standards specified in our Corporate Governance Guidelines. During 2004, the committee held nine meetings.
      The Executive Compensation and Management Development Committee is responsible for, among other things:

•	annually reviewing and approving our goals and objectives for executive compensation,

•	annually reviewing and approving for the senior executive officers (1) the annual base salary level, (2) the annual cash incentive opportunity level, (3) the long-term incentive opportunity level, and (4) any special or supplemental benefits or perquisites,

•	reviewing and approving employment agreements, severance arrangements and change of control agreements for the senior executive officers, as appropriate,

•	making recommendations and reports to the board of directors concerning matters of executive compensation,

•	administering our executive incentive plans, and

•	reviewing compensation plans, programs and policies.
      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of Messrs. Crocker, Goddard, Paumgarten and Rice. Mr. Paumgarten currently serves as chairman. All committee members are independent as defined in applicable SEC and NYSE rules and under the director independence standards specified in our Corporate Governance Guidelines. During 2004, the committee held four meetings. The committee chairman also held other meetings with management and/or our outside advisors during the year.
      The Nominating and Corporate Governance Committee is responsible for, among other things:

•	selecting potential candidates to be nominated for election to the board of directors,

•	recommending potential candidates for election to the board of directors,

•	reviewing corporate governance matters, and

•	making recommendations to the board of directors concerning the structure and membership of board committees.
      Strategic Planning and Investment Committee. The Strategic Planning and Investment Committee consists of Messrs. Bloom, Crocker, Goddard and de Waal. Mr. de Waal currently serves as chairman. During 2004, the committee held seven meetings.
      The Strategic Planning and Investment Committee is responsible for, among other things:

•	developing a multi-year strategic business plan with our Chief Executive Officer and other executive officers and reviewing such plan annually,

•	evaluating and overseeing development, dispositions, acquisitions and certain investments on behalf of the company, and

•	reviewing and recommending board approval of certain types of transactions on behalf of the company and its subsidiaries.
      The charters of each of the Audit Committee, the Executive Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Strategic Planning and Investment Committee are available on our company website at www.postproperties.com/ PostHome.nsf/pages/corpgov.html and in print upon request from our Corporate Secretary.
      Codes of Business Conduct and Ethics. We have a Code of Business Conduct, which is applicable to all directors and employees, including our executive and financial officers. There is a separate Code of Ethics for Senior Executive and Financial Officers. The Code of Business Conduct and the Code of Ethics for Senior Executive and Financial Officers are available on our company website at the internet address listed above and in print upon request from our Corporate Secretary.
Selection of Director Nominees
      General Criteria and Process. In identifying and evaluating director candidates, the Nominating and Corporate Governance Committee does not set specific criteria for directors. Under its committee charter, the committee is responsible for determining desired board skills and attributes and must consider personal and professional integrity, ability, judgment and other factors deemed appropriate. As expressed in our Corporate Governance Guidelines, we generally believe that candidates should show evidence of leadership in their particular field, have broad experience and the ability to exercise sound business judgment, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. Directors also must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the board for an extended period of time. The committee may retain a third-party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.
      Shareholder Nominations. We have not adopted a specific policy regarding consideration of director nominees from shareholders. Shareholders who wish to recommend nominees for consideration by the Nominating and Corporate Governance Committee may submit their nominations in writing to our Corporate Secretary at the address provided in this Proxy Statement. The committee may consider such shareholder recommendations when it evaluates and recommends nominees to the board of directors for submission to the shareholders at each annual meeting. In addition, shareholders may nominate directors for election without consideration by the Nominating and Corporate Governance Committee by complying with the eligibility, advance notice and other provisions of our bylaws. Under our bylaws, a shareholder is eligible to submit a shareholder nomination if the shareholder is (1) of record based on the record date for determining shareholders entitled to vote at the annual meeting and (2) of record on the date the shareholder gives notice of the nomination to us. The shareholder also must provide timely notice of the nomination to us. To be timely, the shareholder must provide advance notice not less than 90 nor more than 120 calendar days prior to the anniversary date of the preceding year’s annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date.
Director Independence
      As part of our Corporate Governance Guidelines, we have established director independence standards, a copy of which is attached hereto as Appendix B, and the full text of the Corporate Governance Guidelines can be found on our company website at www.postproperties.com/ PostHome.nsf/pages/corpgov.html. Our Corporate Governance Guidelines may also be obtained upon request from our Corporate Secretary. These independence standards meet or exceed the requirements of the Sarbanes-Oxley Act of 2002, SEC rules and regulations, the NYSE listing standards and the Internal Revenue Code.
      As required by the Corporate Governance Guidelines, the board of directors reviewed and analyzed the independence of each director and director nominee. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the board and its committees. During this review, the board examined transactions and relationships between directors or their affiliates and the company.
      As a result of this review, the board of directors affirmatively determined that all directors are independent for purposes of serving on the board, except for Mr. Stockert. The board further determined that all members of the Audit Committee, Executive Compensation and Management Development Committee, Nominating and Corporate Governance Committee and Strategic Planning and Investment Committee are independent. However, there are no independence requirements for the Strategic Planning and Investment Committee. Mr. Stockert is not considered independent because he is an executive officer of the company. In concluding that Mr. Bloom is independent, the board considered the relationships described under “Certain Relationships and Related Party Transactions,” and determined that these relationships were immaterial and would not influence Mr. Bloom’s exercise of independent judgment as a director.

Meetings of the Board of Directors
      During 2004, our board of directors held nine meetings. Messrs. Bloom, Crocker, Deriso, French, Goddard, Paumgarten, Rice and Stockert each attended 100% of all board of directors meetings. Mr. de Waal attended 89% of all board of directors meetings. All the directors, except Mr. French, each attended 100% of all committee meetings on which he served. Mr. French attended 89% of all meetings of committees on which he served. Directors are encouraged, but not required, to attend the annual shareholders meeting. All directors who were directors at the time of the 2004 annual shareholders meeting attended the meeting.
Director Compensation
      We pay our non-employee directors fees for their services as directors. Our directors receive:

•	an annual retainer of $25,000 for each non-employee director,

•	a board meeting attendance fee of $1,500 per meeting for each non-employee director,

•	a committee meeting attendance fee of $1,000 per meeting for each non-employee director,

•	an additional annual retainer for the Audit Committee chairman of $7,500,

•	an additional annual retainer of $2,500 for the chairmen of the Executive Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Strategic Planning and Investment Committee,

•	an annual grant of options to purchase 2,500 shares of common stock at an exercise price equal to 100% of the closing price of the common stock on the NYSE on the grant date to each non-employee director who has served on the board of directors for more than one year, as of December 31 of such year, with such shares vesting one-third each year over a three-year period beginning on the grant date,

•	an annual grant of the number of shares of restricted stock equal to $15,000 divided by the closing price of the common stock on the NYSE on the grant date to each non-employee director who has served on the board of directors for more than one year, as of December 31 of such year, with such shares vesting one-third each year over a three-year period beginning on the grant date, and

•	on the date of each new non-employee director’s initial appointment to the board of directors, a grant of (1) options to purchase 5,000 shares of common stock at an exercise price equal to 100% of the closing price of the common stock on the NYSE on the grant date and (2) the number of shares of restricted stock equal to $7,500 divided by the closing price of the common stock on the NYSE on the grant date, with both the stock options and restricted stock vesting one-third each year over a three-year period beginning on the grant date.
      Pursuant to this compensation structure, on December 31, 2004, Messrs. Bloom, de Waal, French, Paumgarten and Rice each received a grant of options to purchase 2,500 shares of common stock and a grant of 430 shares of restricted stock, with both grants having three-year vesting periods. Upon Messrs. Crocker and Deriso’s initial election to the board of directors on May 27, 2004, each received a grant of options to purchase 5,000 shares of common stock and a grant of 260 shares of restricted stock, with each grant having three-year vesting periods.
      In lieu of the foregoing, the non-executive chairman of our board of directors receives an annual retainer of $100,000. The Executive Compensation and Management Development Committee will annually consider granting Mr. Goddard additional stock options and restricted stock in accordance with the following target levels based on Mr. Goddard’s performance: (1) options to purchase 50,000 shares of common stock and (2) restricted stock awards with a value of $200,000. Pursuant to this compensation structure, in each of January 2004 and January 2005, Mr. Goddard received a stock option grant to purchase 50,000 shares of common stock at the current market price on the grant date and a restricted stock grant of shares equal to $200,000 in value on the grant date. The January 2004 and January 2005 stock option and restricted stock grants vest over three years.
      Non-employee directors also may elect to defer their director fees and receive phantom stock units that track the value of company stock under the company’s deferred compensation plan and all directors may make contributions and purchase shares under the company’s employee stock purchase plan. Messrs. Crocker, Deriso, French, Goddard, Rice and de Waal participated in our deferred compensation plan in 2004, and Messrs. Crocker, Goddard and Stockert participated in our 1995 employee stock purchase plan during 2004 until the plan was terminated in December 2004. Messrs. Goddard and Stockert purchased 2,114 and 1,540 shares, respectively, under the 1995 employee stock purchase plan during the first six months of 2004. Messrs. Crocker, Goddard and Stockert would have purchased 2,040, 2,040 and 1,389 shares, respectively, under the 1995 employee stock purchase plan for the second six months of 2004, but the plan was terminated as described above under “Proposal 2 — Adoption and Approval of 2005 Non-Qualified Employee Stock Purchase Plan.” Our Executive Compensation and Management Development Committee approved grants to a total of 132 participants in our 1995 employee stock purchase plan (including Messrs. Crocker, Goddard and Stockert) equal to the number of shares that such participants would have purchased under the plan had it not been terminated. The grants were made pursuant to our 2003 incentive stock plan.
      All non-employee directors are reimbursed for all reasonable out-of-pocket expenses incurred in attending all board of directors and committee meetings.
Mandatory Retirement for Directors
      No director may stand for election or reelection after the director’s 70th birthday.
Shareholder Communications with the Board of Directors
      The board of directors has adopted a policy and process to facilitate shareholder communications with our directors as a group and our non-management directors as a group. Shareholders who wish to communicate directly with the board of directors may do so by writing to Post Properties, Inc., One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057, Attn: Corporate Secretary or by sending electronic mail to directors@postproperties.com. The Corporate Secretary will forward all shareholder communications to directors.

COMMON STOCK OWNERSHIP BY MANAGEMENT
AND PRINCIPAL SHAREHOLDERS
      The following table sets forth the beneficial ownership of shares of common stock as of March 1, 2005 for:

•	our directors and director nominees,

•	our Chief Executive Officer and each of our four other most highly compensated executive officers (collectively the “Named Executive Officers”),

•	our directors, director nominees and executive officers as a group, and

•	each shareholder that holds more than a 5% interest in our outstanding common stock.
      Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and dispositive power.

	Number		Number of
	of Shares		Exercisable		Percent of
Name of Beneficial Owner(1)	Owned		Options(2)	Total	Class(3)

Directors, Director Nominees and Executive Officers:
Herschel M. Bloom	12,889		17,395	30,284	*
Douglas Crocker II	2,950	(4)	—	2,950	*
Walter M. Deriso, Jr.	260		—	260	*
Russell R. French	6,829		17,395	24,224	*
Robert C. Goddard, III	83,827	(5)	36,989	120,816	*
Nicholas B. Paumgarten	701		1,666	2,367	*
Charles E. Rice	15,967		16,081	32,048	*
Ronald de Waal	465,967	(6)	7,059	473,026	1.2%
David P. Stockert	121,871		224,999	346,870	*
Thomas D. Senkbeil	42,535		43,000	85,535	*
Thomas L. Wilkes	64,951		147,150	212,101	*
Christopher J. Papa	6,948		10,000	16,948	*
Sherry W. Cohen	31,212	(7)	156,999	188,211	*
All directors, director nominees and executive officers as a group (14 persons)	863,690		683,733	1,547,423	3.8%
Five Percent Shareholders:
Cohen & Steers, Inc.(8)	3,639,740		—	3,639,740	9.1%
Security Capital Research & Management Inc.(9)	3,578,600		—	3,578,600	8.9%
Morgan Stanley(10)	2,990,531		—	2,990,531	7.4%
David O’Connor(11)	2,619,093		—	2,619,093	6.5%
Arthur Zankel(11)	2,638,093		—	2,638,093	6.6%

*	Less than 1%

(1)	Under Securities and Exchange Commission rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within sixty (60) days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	Includes options that become exercisable on or before April 29, 2005. Assumes options that become exercisable when the market price of our common stock maintains a certain level will not become exercisable on or before April 29, 2005.

(3)	Based on an aggregate of 40,211,063 shares of common stock issued and outstanding as of March 1, 2005. Assumes that all options beneficially owned by the person are exercised for shares of common stock. The total number of shares outstanding used in calculating this percentage assumes that none of the options beneficially owned by other persons are exercised for shares of common stock.

(4)	Includes 650 shares of common stock beneficially owned indirectly through a supplemental retirement plan.

(5)	Includes 7,000 shares of common stock deemed beneficially owned by Mr. Goddard through GIG REIT Fund #1 and 12,000 shares of common stock deemed beneficially owned by Mr. Goddard through the Goddard Foundation.

(6)	Includes 440,000 shares of common stock deemed beneficially owned by Mr. de Waal through his control of certain corporations.

(7)	Includes 400 shares of common stock held by Ms. Cohen’s spouse.

(8)	Based solely upon information provided in a Schedule 13-G/A filed with the SEC on February 14, 2005. Cohen & Steers, Inc. may be deemed to own beneficially and indirectly in the aggregate 3,639,740 shares of common stock through its wholly-owned subsidiary, Cohen & Steers Capital Management, Inc. Cohen & Steers Capital Management, Inc. has sole dispositive power with respect to all of the shares of common stock and sole voting power with respect to 3,201,540 shares of common stock. The business address for both Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 757 Third Avenue, New York, New York 10017.

(9)	Based solely upon information provided in a Schedule 13-G/A filed with the SEC on February 15, 2005. Security Capital Research & Management Inc. has (a) shared voting and dispositive power with respect to 77,400 shares of common stock, (b) sole voting power with respect to 2,427,750 shares of common stock and (c) sole dispositive power with respect to 3,501,200 shares of common stock. The business address of Security Capital Research & Management Inc. is 10 South Dearborn Street, Suite 1400, Chicago, Illinois 60603.

(10)	Based solely upon information provided in a Schedule 13-G filed with the SEC on February 15, 2005. Morgan Stanley is filing solely in its capacity as the parent company of, and indirect beneficial owner of common stock held by, Morgan Stanley Investment Management Inc. (“MSIM”). Morgan Stanley owns beneficially and indirectly 2,990,531 shares of common stock, of which it has sole voting and dispositive power with respect to 2,177,141 shares and shared voting and dispositive power with respect to 940 shares. MSIM beneficially owns 2,780,505 shares of common stock, of which it has sole voting and dispositive power with respect to 2,051,755 shares. The address for Morgan Stanley is 1585 Broadway, New York, New York 10036. MSIM’s address is 1221 Avenue of the Americas, New York, New York 10020.

(11)	Based solely upon information provided in a Schedule 13-G/A filed with the SEC on February 11, 2005. Represents shares of common stock beneficially owned by David O’Connor (“O’Connor”), Arthur Zankel (“Zankel”), High Rise Capital Advisors, L.L.C. (“High Rise Cap Advisors”), High Rise Partners II, L.P. (“High Rise Partners”), High Rise Institutional Partners, L.P. (“High Rise Institutional”), Cedar Bridge Realty Fund, L.P. (“Cedar Bridge Realty”), Cedar Bridge

Institutional Fund, L.P. (“Cedar Bridge Institutional”), Bridge Realty Advisors, L.L.C. (“Bridge Realty”), High Rise Capital Management, L.P. (“High Rise Cap Management”) and Zankel Management GP, L.L.C. (“Zankel Management”), that are deemed to form a “group” for Schedule 13G reporting purposes. The business address of the beneficial owners is 535 Madison Avenue, 26th Floor, New York, New York 10022.

As the sole general partner of each of High Rise Partners and High Rise Institutional (together the “High Rise Partnerships”), High Rise Cap Advisors has the power to vote and dispose of the securities owned by each of the High Rise Partnerships and, accordingly, may be deemed to beneficially own such securities. As the sole general partner of each of Cedar Bridge Realty and Cedar Bridge Institutional (together the “Cedar Bridge Partnerships”), Bridge Realty has the power to vote and dispose of the securities owned by each of the Cedar Bridge Partnerships and, accordingly, may be deemed the beneficial owner of such securities. The managing member of Bridge Realty is High Rise Cap Advisors. The managing members of High Rise Cap Advisors are O’Connor and Zankel.

Under an investment advisory contract, High Rise Cap Management has the power to vote and dispose of the securities held for certain managed accounts and, accordingly, may be deemed to beneficially own such securities. The general partner of High Rise Cap Management is Zankel Management GP L.L.C., of which Zankel is managing member. O’Connor is President of High Rise Cap Management and shares investment duties with Zankel.

The sole and shared voting or dispositive power for each beneficial owner is as follows:

	Sole	Shared
Beneficial Owner	Voting/Dispositive	Voting/Dispositive

David O’Connor	1,000	2,618,093
Arthur Zankel	20,000	2,618,093
High Rise Capital Advisors, L.L.C.	—	2,157,806
High Rise Partners II, L.P.	—	819,246
High Rise Institutional Partners, L.P.	—	919,117
Cedar Bridge Realty Fund, L.P.	—	288,637
Cedar Bridge Institutional Fund, L.P.	—	130,806
Bridge Realty Advisors, L.L.C.	—	419,443
High Rise Capital Management, L.P.	460,287	—
Zankel Management GP, L.L.C.	460,287	—

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth certain information concerning the compensation paid to our Named Executive Officers for the years ended December 31, 2004, 2003 and 2002.

							Long-Term
							Compensation
							Awards
	Annual Compensation
							Securities	Restricted
					Other		Underlying	Stock	All
					Annual		Options(1)	Awards(2)	Other
Name and Principal Position	Year	Salary	Bonus		Compensation		(#)	($)	Compensation(3)

David P. Stockert	2004	$375,000	$170,000		$107,200	(4)	50,000	$175,000	$6,212
President and Chief	2003	375,000	150,000		107,200	(4)	225,000	1,100,000	5,932
Executive Officer	2002	375,000	—		107,200	(4)	50,000	50,000	4,200
Thomas D. Senkbeil(5)	2004	$350,000	$160,000		$7,200		50,000	$125,000	$7,037
Executive Vice President and	2003	204,167	187,500	(6)	—		195,000	852,500	1,324
Chief Investment Officer	2002	—	—		—		—	—	—
Thomas L. Wilkes	2004	$315,000	$125,000		$47,200	(7)	25,000	$85,000	$6,518
Executive Vice President and	2003	315,000	90,000		47,200	(7)	130,000	550,000	6,398
President — Post Apartment	2002	315,000	—		47,200	(7)	30,000	45,000	4,200
Management
Christopher J. Papa(5)	2004	$275,000	$125,000		$49,536	(9)	25,000	$100,000	$5,778
Executive Vice President and	2003	22,917	95,000	(8)	2,895	(9)	50,000	100,000	—
Chief Financial Officer	2002	—	—		—		—	—	—
Sherry W. Cohen	2004	$245,000	$95,000		$7,200		12,500	$62,500	$6,517
Executive Vice	2003	235,000	70,000		7,200		105,000	330,000	6,397
President and Corporate	2002	235,000	41,000		7,200		15,000	15,000	4,200
Secretary

(1)	Options shown include both options granted to the Named Executive Officers in the year set forth and options granted for meeting certain performance goals during the year set forth, but granted the following year.
(2)	Includes both restricted shares granted to the Named Executive Officers in the year set forth and restricted shares granted for meeting certain performance goals during the year set forth, but granted in the following year. The aggregate number and value of unvested shares of restricted stock held by each Named Executive Officer as of January 18, 2005, the most recent date upon which shares of restricted stock were granted, were as follows:

	Aggregate Number of Shares	Dollar Value of Aggregate
Name	of Restricted Stock	Restricted Stock Holdings

David P. Stockert	42,021	$1,366,943
Thomas D. Senkbeil	31,233	1,016,009
Thomas L. Wilkes	21,400	696,142
Christopher J. Papa	5,834	189,780
Sherry W. Cohen	13,187	428,973

The table below shows the total number of shares awarded during the last three years and the vesting schedule for any restricted stock award reported in the Summary Compensation Table:

		Restricted
Name	Year	Stock Award	Grant Date	Vesting Schedule

David P. Stockert	2004	5,380	1/18/05	One-third will vest on 12/31/05, 12/31/06 and 12/31/07.
	2003	3,574	1/20/04	One-third vested on 12/31/04, one-third will vest on 12/31/05 and 12/31/06.
	2003	38,358	7/17/03	One-eighth vested on 7/17/04, one-eighth will vest on 7/17/05, 7/17/06, 7/17/07, 7/17/08, 7/17/09, 7/17/10 and 7/17/11.
	2002	2,082	1/30/03	One-third vested on 12/31/03 and on 12/31/04, one-third will vest on 12/31/05.
Thomas D. Senkbeil	2004	3,843	1/18/05	One-third will vest on 12/31/05, 12/31/06 and 12/31/07.
	2003	1,876	1/20/04	One-third vested on 12/31/04, one-third will vest on 12/31/05 and 12/31/06.
	2003	29,873	6/3/03	One-eighth vested on 6/2/04, one-eighth will vest on 6/2/05, 6/2/06, 6/2/07, 6/2/08, 6/2/09, 6/2/10 and 6/2/11.
Thomas L. Wilkes	2004	2,613	1/18/05	One-third will vest on 12/31/05, 12/31/06 and 12/31/07.
	2003	1,787	1/20/04	One-third vested on 12/31/04, one-third will vest on 12/31/05 and 12/31/06.
	2003	19,179	7/17/03	One-eighth vested on 7/17/04, one-eighth will vest on 7/17/05, 7/17/06, 7/17/07, 7/17/08, 7/17/09, 7/17/10 and 7/17/11.
	2002	1,874	1/30/03	One-third vested on 12/31/03 and on 12/31/04, one-third will vest on 12/31/05.
Christopher J. Papa	2004	3,074	1/18/05	One-third will vest on 12/31/05, 12/31/06 and 12/31/07.
	2003	3,450	12/01/03	One-fifth vested on 12/01/04, one-fifth will vest on 12/01/05, 12/01/06, 12/01/07 and 12/01/08.

		Restricted
Name	Year	Stock Award	Grant Date	Vesting Schedule

Sherry W. Cohen	2004	1,921	1/18/05	One-third will vest on 12/31/05, 12/31/06 and 12/31/07.
	2003	1,072	1/20/04	One-third vested on 12/31/04, one-third will vest on 12/31/05 and 12/31/06.
	2003	11,507	7/17/03	One-eighth vested on 7/17/04, one-eighth will vest on 7/17/05, 7/17/06, 7/17/07, 7/17/08, 7/17/09, 7/17/10 and 7/17/11.
	2002	625	1/30/03	One-third vested on 12/31/03 and on 12/31/04, one-third will vest on 12/31/05.
      Dividends are paid on all shares of restricted stock.

(3)	“All Other Compensation” consists of:

•	matching contributions to the company-sponsored 401(k) plan for each Named Executive Officer, and
•	amounts paid by us for term life and disability insurance coverage for each Named Executive Officer.

The following table shows the amount of each category of “All Other Compensation” received by each Named Executive Officer in 2004:

		Term Life and
	401(k) Matching	Disability Insurance
Name	Contribution	Premiums

David P. Stockert	$4,100	$2,112
Thomas D. Senkbeil	4,100	2,937
Thomas L. Wilkes	4,100	2,418
Christopher J. Papa	4,100	1,678
Sherry W. Cohen	4,100	2,417

(4)	“Other Annual Compensation” for Mr. Stockert for 2004, 2003 and 2002 includes forgiveness of indebtedness in the amount of $100,000 in each year.
(5)	Mr. Senkbeil’s employment with us began in June 2003, and Mr. Papa’s employment with us began in December 2003.
(6)	Includes $100,000 paid as a signing bonus under Mr. Senkbeil’s employment agreement.
(7)	“Other Annual Compensation” for Mr. Wilkes for 2004, 2003 and 2002 includes forgiveness of indebtedness in the amount of $40,000 in each year.
(8)	Represents the signing bonus under Mr. Papa’s employment agreement.
(9)	“Other Annual Compensation” for Mr. Papa includes relocation expenses of $42,336 in 2004 and $2,295 in 2003.

Option Grants Table
      The following table sets forth all options to acquire shares of our common stock granted to the Named Executive Officers during the fiscal year ended December 31, 2004.

	Individual Grants

			Percent of			Potential Realizable Value at
	Number of		Total Options			Assumed Annual Rates of
	Securities		Granted to			Stock Price Appreciation for
	Underlying		Employees in	Exercise or		Option Term(1)
	Options		Fiscal Year	Base Price	Expiration
Name	Granted		(%)	($/Sh)	Date	5%($)	10%($)

David P. Stockert	50,000	(2)	19.2%	$27.98	1/20/2014	$879,824	$2,229,646
Thomas D. Senkbeil	30,000	(2)	11.5%	27.98	1/20/2014	527,894	1,337,787
Thomas L. Wilkes	30,000	(2)	11.5%	27.98	1/20/2014	527,894	1,337,787
Christopher J. Papa	—
Sherry W. Cohen	20,000	(2)	7.7%	27.98	1/20/2014	351,929	891,858

(1)	The amounts shown only represent assumed rates of appreciation. They are not intended to forecast future appreciation. Actual gains, if any, on stock option exercises will depend upon future performance of our stock. There can be no assurance that the amounts reflected in these columns will be achieved or, if achieved, will exist at the time of any option exercise. In addition, these amounts do not take into consideration certain terms of the options, such as nontransferability, vesting requirements or termination following a termination of employment.

(2)	Options listed are exercisable one-third annually beginning January 20, 2005.
Fiscal Year-End Option Value Table
      The following table sets forth certain information with respect to the number of unexercised options and the value of unexercised in-the-money options held by our Named Executive Officers as of December 31, 2004. These are options for which the exercise price is lower than the closing price on that date.
Fiscal Year-End Option Values

			Securities Underlying		Value of Unexercised
			Number of Unexercised		In-the-Money
	Shares		Options at Fiscal Year-End(#)		Options at Fiscal Year-End
	Acquired on	Value
Name	Exercise (#)	Realized($)	(Exercisable)	(Unexercisable)	(Exercisable)(1)	(Unexercisable)(1)

David P. Stockert	—	—	156,666	293,334	$490,543	$1,945,207
Thomas D. Senkbeil	—	—	33,000	162,000	267,960	1,279,440
Thomas L. Wilkes	—	—	117,150	151,667	285,500	1,131,800
Christopher J. Papa	—	—	10,000	40,000	59,100	236,400
Sherry W. Cohen	9,540	$31,695	145,333	100,001	253,163	835,970

(1)	Based on the closing price of $34.90 per share of common stock on December 31, 2004.
Long-Term Incentive Plan Table
      The following table sets forth awards made to the Named Executive Officers in 2004 under our shareholder value plan. The shareholder value plan gives participants the opportunity to receive a percentage of a target bonus for each performance period based on Post Properties’ total shareholder return in relation to the total shareholder return reported for such period in the NAREIT total return index for all equity REITs whose return is reported in such index. A performance period is a three calendar year period, and a target bonus will be set for each participant for each performance period. A percentage of a participant’s target bonus will be payable for a performance period under the plan’s standard benchmark rankings and related target bonus payment percentage only if our total shareholder return for a performance period ranks Post Properties in the top 50% of all equity REITs whose total shareholder return is reported in the NAREIT total return index for such period. Thus, the plan is intended to tie a participant’s bonus to Post Properties’ long-term performance relative to the long-term performance of other REITs in providing a total return to our shareholders.

			Estimated Future Payouts
		Performance
Name	Grant Date	Period	Threshold	Target	Maximum

David P. Stockert	1/20/2004	3 years	—	$100,000	$300,000
Thomas D. Senkbeil	1/20/2004	3 years	—	52,500	157,500
Thomas L. Wilkes	1/20/2004	3 years	—	50,000	150,000
Christopher J. Papa	—	—	—	—	—
Sherry W. Cohen	1/20/2004	3 years	—	30,000	90,000
Employment Agreements and Change of Control Agreements

Employment Agreements
      David P. Stockert. Mr. Stockert entered into an employment agreement with us in July 2003. The agreement was amended in December 2003. The agreement provides that he will serve as our President and Chief Executive Officer and will receive a minimum base salary of $375,000. He also will be eligible to receive an annual bonus based on individual and corporate goals established by the Executive Compensation and Management Development Committee, incentive compensation in the form of options to purchase our common stock, an award of restricted stock and a target bonus under the shareholder value plan. The current term of the agreement continues through July 17, 2007, but a new three year term will renew on each anniversary of the date of the agreement unless terminated by either Mr. Stockert or the board of directors pursuant to the agreement’s notice and termination provisions. The agreement also provides for participation in our employee benefit plans as well as various executive perquisites, including an automobile allowance. If the agreement is terminated by us without cause or by Mr. Stockert in certain circumstances, Mr. Stockert will continue to receive all cash compensation, other benefits under our benefit plans and any perquisites, owed to him for the remaining term of the agreement as if he continued to be employed. In addition, any of Mr. Stockert’s unvested stock options, restricted stock and any bonus he is entitled to under the shareholder value plan shall vest on the date of termination to the extent that any such option, share of restricted stock, or bonus would have vested if Mr. Stockert had remained employed by the company through the term of the agreement, and each option shall remain exercisable until the earlier of (a) the expiration of the term of the option or (b) the date the option would have expired had his employment terminated at the end of the term of the agreement by us without cause or by Mr. Stockert in certain circumstances. Further, Mr. Stockert will receive a payout equal to $100,000 for each year remaining under the term of the agreement to reduce the principal amount under one of Mr. Stockert’s outstanding loans. Mr. Stockert will also receive an amount equal to 140% of the excess, if any, of the then principal and interest on his two loans (after taking into account the principal reduction from the payment described above) over the total market value of any shares of our common stock purchased with the proceeds of the loans. In the event of termination by us for cause, Mr. Stockert shall forfeit all compensation, perquisites and benefits provided in the agreement, and he will not vest in his options to purchase company stock or in his restricted stock. If a change of control occurs and Mr. Stockert’s employment is terminated by us without cause or by Mr. Stockert in certain circumstances during the three year period (his “protection period”) following the change of control or if Mr. Stockert resigns during the 90-day period that starts on the first anniversary of the change of control for any or no reason, Mr. Stockert will, within thirty days of his termination, receive a lump sum payment equal to three times his then current cash compensation. In addition, any of Mr. Stockert’s unvested stock options and restricted stock shall fully vest, and notwithstanding the terms of the stock options the options shall remain exercisable for the remaining term of the options as determined if there had been no termination of employment. Mr. Stockert will also continue to receive coverage and benefits under the employee benefit plans for the remainder of the protection period. Mr. Stockert will, within 30 days of termination, receive a payment equal to $100,000 for each year remaining in his protection period to reduce the principal amount under one of Mr. Stockert’s outstanding loans. Mr. Stockert will also receive an amount equal to 140% of the excess, if any, of the then principal and interest on his two loans (after taking into account the principal reduction from the payment described above) over the total market value of any shares of our common stock purchased with the proceeds of the loans.
      Thomas D. Senkbeil. Mr. Senkbeil entered into an employment agreement with us in June 2003. The agreement was amended in August 2003 and December 2003. The agreement provides that he will serve as our Executive Vice President and Chief Investment Officer and will receive a minimum base salary of $350,000. He also will be eligible to receive an annual bonus based on individual and corporate goals established by the Executive Compensation and Management Development Committee, incentive compensation in the form of options to purchase a target level of 50,000 shares of our common stock, subject to upward or downward adjustment, an award of restricted stock and a target bonus under the shareholder value plan which in total shall equal between $150,000 and $200,000. The current term of the agreement continues through June 1, 2007, but a new three year term will renew on each anniversary of the date of the agreement unless terminated by either Mr. Senkbeil or the board of directors pursuant to the agreement’s notice and termination provisions. The agreement also provides for participation in our employee benefit plans as well as various executive perquisites. If the agreement is terminated by us without cause or by Mr. Senkbeil in certain circumstances, Mr. Senkbeil will continue to receive all cash compensation, other benefits under our benefit plans and any perquisites, owed to him for the remaining term of the agreement as if he continued to be employed. In addition, any of Mr. Senkbeil’s unvested stock options, restricted stock and any bonus he is entitled to under the shareholder value plan shall vest on the date of termination to the extent that any such option, share of restricted stock, or bonus would have vested if Mr. Senkbeil had remained employed by the company through the term of the agreement, and each option shall remain exercisable until the earlier of (a) the expiration of the term of the option or (b) the date the option would have expired had his employment terminated at the end of the term of the agreement by us without cause or by Mr. Stockert in certain circumstances. Further, shares of restricted stock granted to Mr. Senkbeil on the date of the agreement shall vest so that no less than five-eighths of the total number of shares shall have vested on the date of Mr. Senkbeil’s termination. In the event of termination by us for cause, Mr. Senkbeil shall forfeit all compensation and benefits provided in the agreement, as amended and he will not vest in his options to purchase company stock or in his restricted stock. If a change of control occurs and Mr. Senkbeil’s employment is terminated by us without cause or by Mr. Senkbeil in certain circumstances during the three year period (his “protection period”) following the change of control or Mr. Senkbeil resigns during the 90-day period that starts on the first anniversary of the change of control for any or no reason, Mr. Senkbeil will, within thirty days of his termination, receive a lump sum payment equal to three times his then current cash compensation. In addition, any of Mr. Senkbeil’s unvested stock options and restricted stock shall fully vest, and notwithstanding the terms of the stock options the options shall remain exercisable for the remaining term of the options as determined if there had been no termination of employment. Mr. Senkbeil will also continue to receive coverage and benefits under the employee benefit plans for the remainder of the protection period.

      Christopher J. Papa. In December 2003, we entered into an employment agreement with Mr. Papa. The agreement provides that he will serve as our Executive Vice President and Chief Financial Officer and will receive a minimum base salary of $275,000. He also will be eligible to receive an annual bonus based on individual and corporate goals established by the Executive Compensation and Management Development Committee, incentive compensation in the form of options to purchase shares of our common stock, an award of restricted stock and a target bonus under the shareholder value plan. The agreement continues through November 30, 2005, but the term will extend for one additional year on each anniversary of the date of the agreement unless terminated by either Mr. Papa or the board of directors pursuant to the agreement’s notice and termination provisions. The agreement also provides for participation in our employee benefit plans as well as various executive perquisites, including an automobile allowance. If the agreement is terminated by us without cause or by Mr. Papa in certain circumstances, Mr. Papa will continue to receive all cash compensation, other benefits under our benefit plans and any perquisites, owed to him for the remaining term of the agreement as if he continued to be employed for a period of one year from the date of his termination. In addition, any of Mr. Papa’s unvested stock options, restricted stock and any bonus he is entitled to under the shareholder value plan shall vest on the date of termination to the extent that any such option, share of restricted stock, or bonus would have vested if Mr. Papa had remained employed by the company for a period of one year from the date of his termination, and each option shall remain exercisable until the earlier of (a) the expiration of the term of the option or (b) the date the option would have expired had his employment terminated at the end of the term of the agreement by us without cause or by Mr. Papa in certain circumstances. In the event of termination by us for cause, Mr. Papa shall forfeit all compensation, perquisites and benefits provided in the agreement, including any forfeitable restricted stock or unvested options to purchase common stock. If a change of control occurs and Mr. Papa’s employment is terminated by us without cause or by Mr. Papa in certain circumstances during the three year period (his “protection period”) following the change of control or Mr. Papa resigns during the 90-day period that starts on the first anniversary of the change of control for any or no reason, Mr. Papa will, within thirty days of his termination, receive a lump sum payment equal to three times his then current cash compensation following the change of control. In addition, any of Mr. Papa’s unvested stock options and restricted stock shall fully vest, and notwithstanding the terms of the stock options the options shall remain exercisable for the remaining term of the options as determined if there had been no termination of employment. Mr. Papa will also continue to receive coverage and benefits under the employee benefit plans for the remainder of the protection period.
      Under the employment agreements and the change of control agreements described below, a change of control is defined as:

•	any change which is required to be reported in a proxy statement,

•	a person becoming a beneficial owner of 45% or more of the combined voting power of our then outstanding securities for the election of directors,

•	the members of our board of directors at the beginning of any period of two consecutive years or less cease for any reason to constitute a majority of our board of directors unless their successors were approved by at least two-thirds of the members of our board at the beginning of such period,

•	our shareholders approve a reorganization, merger, consolidation or share exchange which results in our common stock being converted or changed into securities of another non-Post affiliated organization,

•	any dissolution or liquidation of Post Properties or the sale or disposition of 50% or more of our assets or business, or

•	our shareholders approve any reorganization, merger, consolidation or share exchange with another corporation that would cause existing shareholders of Post Properties to hold less than 60% of the outstanding shares of common stock of the surviving entity.
      A change of control is “effective” under these agreements on the date of the closing of the transaction which effects the change of control or, if there is no such closing, on the date the change of control is reported to the Securities and Exchange Commission.
      Mr. Stockert, Mr. Senkbeil and Mr. Papa also will be eligible to receive such benefits if we terminate their employment without “cause” or they resign for good reason during the sixty-day period leading up to the date of a change of control.
      If Mr. Stockert, Mr. Senkbeil or Mr. Papa would be subject to a “golden parachute” excise tax as a result of the benefits called for under his change of control agreement, he agrees to waive his right to up to $25,000 of such benefits in order to eliminate such tax. However, if such a waiver would fail to eliminate such tax, no waiver shall be required, and we will make payments to the executive sufficient to pay such excise tax, any additional federal, state and local taxes due as a result of such payment and any interest assessed by the Internal Revenue Service related to such excise tax payments.
      As part of the employment agreements, Mr. Stockert, Mr. Senkbeil and Mr. Papa further agree to protect our trade secrets for so long as such information remains a trade secret, to protect any confidential or proprietary information for the one year period following his termination of employment and to refrain from soliciting our customers and our employees for the two year period following his termination of employment.

Change of Control Agreements
      Mr. Stockert, Mr. Senkbeil and Mr. Papa have change of control provisions in their employment agreements, as described above. Mr. Wilkes and Ms. Cohen have entered into stand-alone change of control agreements with us. These change of control agreements provide a range of benefits to an executive if at any time during a protection period which starts on the effective date of a change of control, we terminate such executive’s employment without “cause” or he or she resigns for good reason or if he or she resigns for any or no reason during the 90-day period that starts on the first anniversary of the effective date of the change of control. The protection period for Mr. Wilkes is three years. The protection period for Ms. Cohen is two years.
Upon any such termination of Mr. Wilkes or Ms. Cohen:

•	he or she would receive a cash payout equal to three times (in the case of Mr. Wilkes) or two times (in the case of Ms. Cohen) his or her salary and bonus in a cash lump sum within thirty days after employment terminates,

•	any unvested stock options would become immediately vested and exercisable, and notwithstanding the terms of the stock options the options shall remain exercisable for the remaining term of the options as determined if there had been no termination of employment,

•	the restrictions on restricted stock would expire and the employee’s right to such stock shall become non-forfeitable,

•	he or she would have no obligation or liability for the repayment of any outstanding loan made by us until the due date for repayment under the terms of such loan or until the end of his or her protection period, whichever comes first and would be treated as if he or she had remained employed by us during his protection period or until the due date for repayment under the terms of the loan, including any provisions regarding the forgiveness of any such loan for continuing to work for us over such period,

•	within 30 days after employment terminates, he or she would receive a payment of 140% of the excess, if any, of the principal and interest outstanding on the termination date on each loan made by us to help him or her purchase shares of our stock over the total market value of such shares on the date employment terminates, and

•	during his or her protection period the employee would continue to be eligible to participate in employee benefit plans and receive various executive perquisites consistent with plans in which he or she participated and perquisites he or she received prior to the date his employment terminates.

      Mr. Wilkes and Mr. Cohen also will be eligible to receive such benefits if we terminate their employment without “cause” or they resign for good reason during the sixty-day period leading up to the date of a change of control.
      Under these change of control agreements, a change of control is defined in the exact same manner and is effective at the same time as described above under the “Employment Agreements” section.
      If Mr. Wilkes or Ms. Cohen would be subject to a “golden parachute” excise tax as a result of the benefits called for under his or her change of control agreement, he or she agrees to waive his or her right to up to $25,000 (in the case of Mr. Wilkes) or $10,000 (in the case of Ms. Cohen) of such benefits in order to eliminate such tax. However, if such a waiver would fail to eliminate such tax, no waiver shall be required, and we will make payments to the executive sufficient to pay such excise tax, any additional federal, state and local taxes due as a result of such payment and any interest assessed by the Internal Revenue Service related to such excise tax payments.
      Under the change of control agreements Mr. Wilkes and Ms. Cohen further agree to protect our trade secrets for so long as such information remains a trade secret, to protect any confidential or proprietary information for the one year period following his or her termination of employment and to refrain from soliciting our customers and our employees for the two year period following his or her termination of employment.
      The terms of these change of control agreements end in September 2005, but the terms automatically extend for an additional year and will continue to automatically extend in future years on each anniversary date of the agreements unless we advise Mr. Wilkes and Ms. Cohen at least 180 days before any such anniversary date that there will be no automatic extension on the subsequent anniversary date.
Compensation Committee Interlocks and Insider Participation
      During 2004, Messrs. Deriso, French and Rice served as members of the Executive Compensation and Management Development Committee. During 2004:

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on Post Properties’ Executive Compensation and Management Development Committee,

•	no member of the Executive Compensation and Management Development Committee was an officer or employee of Post Properties or any of its subsidiaries,

•	no member of the Executive Compensation and Management Development Committee entered into any transaction with Post Properties in which the amount involved exceeded $60,000,

•	none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on Post Properties’ Executive Compensation and Management Development Committee, and

•	none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on Post Properties’ board.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Insider Loans
      In November 1999, our board of directors approved a Senior Management Stock Ownership Program. The executive officers were expected to use the proceeds of the loans to purchase shares of our common stock. However, none of the loans made under our Senior Management Stock Ownership Program are collateralized with the stock purchased with the loan proceeds. Pursuant to this program, in December 1999, we made loans to executive officers in the principal amounts set forth below. The original amount of the loans and the outstanding balances as of March 1, 2005 are as follows:

		Outstanding
Senior Officer	Amount of Loan	Balance

Sherry W. Cohen	$500,000	$500,000
Thomas L. Wilkes	500,000	500,000
In addition, during 2004, John B. Mears, one of our former executive officers, had an outstanding loan of $750,000 that was made to him in December 1999. Mr. Mears has repaid the outstanding balance of such loan in full.
      In June 2001 and August 2001, we made additional loans to executive officers pursuant to the Senior Management Stock Ownership Program in the principal amounts set forth below. The original amount of the loans and the outstanding balances as of March 1, 2005 are as follows:

		Outstanding
Senior Officer	Amount of Loan	Balance

David P. Stockert	$1,000,000	$1,000,000
Thomas L. Wilkes	250,000	250,000
      In May 2001, we made additional loans to executive officers outside of our Senior Management Stock Ownership Program, in order to allow them to purchase shares of our common stock in the principal amounts set forth below. These loans are not collateralized by the stock purchased with the loan proceeds. The outstanding balances for such loans as of March 1, 2005 are also set forth below.

		Outstanding
Senior Officer	Amount of Loan	Balance

David P. Stockert	$1,000,000	$600,000
Thomas L. Wilkes	200,000	40,000

      In connection with the May 2001 loans, we entered into agreements to forgive the loans of Messrs. Stockert and Wilkes in installments equal to the following amounts each year.

Amount of Loan
Senior Officer	Forgiveness

David P. Stockert	$100,000
Thomas L. Wilkes	40,000
      All of the loans described above bear interest at 6.32%. Interest is payable quarterly and the loans are due in full on the earlier of (1) the tenth anniversary of the date of the note or (2) 30 days after the employee ceases for any reason to be an employee of Post Properties. The outstanding balance for the loans described above excludes accrued interest.
      The agreements were entered into with these Named Executive Officers prior to July 30, 2002, the date the Sarbanes-Oxley Act of 2002 was enacted. The outstanding balances as of March 1, 2005 reflect the amounts we forgave during the year ended December 31, 2004.
Other Relationships
      On August 27, 2004, we and John A. Williams, a former director, announced that we had entered into a settlement agreement resolving all outstanding differences. Under the terms of the settlement agreement, Mr. Williams’ Master Employment Agreement dated March 25, 2002 and the Noncompetition Agreement dated as of July 22, 1993, were terminated. In addition, Mr. Williams resigned from our board of directors effective as of August 27, 2004. We agreed to provide Mr. Williams with continued health benefits and to provide him with continued use of a private aircraft service until May 31, 2013, which would have been the approximate expiration date of his Employment Agreement. In addition, Mr. Williams’ split-dollar life insurance program remains in place. In lieu of all other payments and benefits which had been provided to Mr. Williams under his Employment Agreement, we will pay Mr. Williams a cash amount of $400,000 per year through May 31, 2013. Disputes relating to various payments owing between the parties were resolved by a one-time payment of $285,000 from us to Mr. Williams. The settlement agreement provides for customary standstill covenants by Mr. Williams for a period of seven years. The parties also exchanged mutual releases and agreed to non-disparagement and no litigation covenants.
      Pursuant to provisions of our bylaws and director and officer indemnification agreements, we advanced legal fees incurred by certain members of our board of directors and executive officers in connection with derivative and direct litigation described in our annual report on Form 10-K for the year ended December 31, 2004.
      Herschel M. Bloom, one of our directors, is a partner in the law firm of King & Spalding LLP. King & Spalding LLP provided legal services to us during fiscal 2004. Fees for these legal services represented less than 5% of King & Spalding’s revenues during fiscal 2004.
REPORT ON EXECUTIVE COMPENSATION
      The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 (the “Securities Act”) or under the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference.

      The Executive Compensation and Management Development Committee is comprised of three independent, non-employee directors. It is the committee’s responsibility to:

•	annually review and approve the company’s goals and objectives for executive compensation,

•	annually review and approve for the senior executive officers (1) the annual base salary level, (2) the annual cash incentive opportunity level, (3) the long-term incentive opportunity level, and (4) any special or supplemental benefits or perquisites,

•	review and approve employment agreements, severance arrangements and change of control agreements for the senior executive officers, as appropriate,

•	make recommendations and reports to the board of directors concerning matters of executive compensation,

•	administer our executive incentive plans, and

•	review compensation plans, programs and policies.
      In performing these duties, the committee considers recommendations from management along with other factors. The committee has available an independent executive compensation consultant as well as access to an extensive compensation database. In 2003, the committee adopted a committee charter, which is available on the company’s website at www.postproperties.com/PostHome.nsf/pages/corpgov.html.
The Philosophy of the Executive Compensation and Management Development Committee
      The committee’s philosophy on establishing executive compensation programs is to:

•	foster a high performance culture that motivates and retains high-performing executives,

•	focus the compensation program on achieving our strategic objectives and enhancing shareholder value,

•	be performance driven,

•	orient total compensation more toward incentive pay components rather than base salary, and

•	structure competitive compensation packages to attract and retain executives.
      In 2004, our compensation philosophy for senior executives focused primarily on (1) setting total compensation targeted at the market median of peer group REITs and (2) rewarding achievement of individual and corporate goals.
      In 2005, our annual cash incentive plan will continue to reinforce our pay-for-performance philosophy. Annual incentive opportunities will continue to be targeted at the market median for comparable REITs. Actual incentive payouts will be determined based on a combination of corporate, business unit and individual performance.
      As further explained below in the section entitled “Annual Cash Incentive Plan,” performance will have a prominent role in determining annual cash incentive payouts, particularly for senior corporate executives. Performance will be judged based on our operating results versus internally established goals, our annual budget and the objectives set forth in our strategic plan. The committee believes this approach is more clearly aligned with the committee’s objective of being performance driven and closely linking compensation to enhancing shareholder value.

      For employees with significant business unit responsibilities, a substantial portion of the annual incentive compensation will be earned based on achieving predetermined operational and financial goals. Specific goals have been established for all of our operating units.
Components of Executive Compensation
      The basic components of executive compensation are:

•	base salary,

•	annual cash incentives, and

•	long-term incentives.
Base Salary Program
      The purpose of the base salary program is to create a secure base of cash compensation that is competitive with the salaries of executives at peer group REITs. Base salary levels are determined based on the committee’s assessment of competitive market practices, individual performance over time and each individual’s role and responsibilities in the organization.
      In setting base salaries, we have reviewed compensation data of comparable REITs provided by an independent third-party compensation consultant. In addition, in some cases, base salaries are also the product of employment agreement terms agreed to through arm’s length negotiations in connection with recruiting or retaining a senior executive. Our base salaries for executive officers are competitive with market median practices of other multifamily REITs and comparably sized non-multifamily REITs. The committee believes that future base salary level increases will continue to be influenced by the compensation levels of executives at peer group REITs and our performance relative to the peer group. With the exception of Ms. Cohen (who received a 4.26% raise in 2004), we did not increase the base salary of any of our executive officers from 2002 to 2004.
      Base salaries do not follow a preset schedule or formula and may be raised only at the committee’s discretion. Annual salary increases for executive officers take into account the individual’s performance, the company’s overall financial performance and changes in the competitive marketplace. The committee considers a number of factors when evaluating individual performance. They include the executive’s contribution to:

•	generating favorable financial performance,

•	achieving the objectives set forth in our strategic plan,

•	promoting our values,

•	improving product and service quality,

•	developing strong relationships with residents, suppliers and employees, and

•	demonstrating leadership abilities.
Annual Cash Incentive Plan
      The purpose of the annual cash incentive plan is to provide at-risk cash compensation contingent upon achieving annual business and individual objectives. Our annual incentive plan promotes our pay-for-performance philosophy by communicating specific annual corporate and individual business unit performance goals, based on our strategic plan, and rewarding senior management for achieving those goals. The plan is structured to foster teamwork among the executive officers, to focus efforts on corporate results that directly impact shareholders and to link individual performance to our strategic plan.
      In 2004, one of the corporate performance measures was our operating performance compared to internal budgets and financial goals. The committee believes that apart from certain non-routine items impacting earnings in 2004, the company’s 2004 financial performance was substantially in-line with internal benchmarks set at the beginning of 2004. The committee was also pleased with management’s continued efforts to strengthen the company’s balance sheet and re-balance its real estate portfolio. In assessing annual cash incentives, the committee also focused on the performance of the company’s common stock and the achievement of individual goals, leadership and personal growth.
      Target awards are established at the start of the year. Actual payouts vary above or below target based on the performance level achieved. Cash bonuses paid to our Named Executive Officers in 2004 are described in this Proxy Statement under the caption “Executive Compensation — Summary Compensation Table.”
Long-Term Incentive Plan
      The purpose of the long-term incentive plan is primarily to align executive compensation more closely with shareholder interests, such as long-term company performance and stock price appreciation. In 2003, our board of directors and shareholders adopted the 2003 incentive stock plan. Under this plan, the committee may grant stock options and stock appreciation rights and make restricted stock grants to our key employees and to our outside directors. Initially, there were 4 million shares of our common stock reserved for issuance pursuant to grants made under this plan.
      In January 2005, the committee granted 24,776 shares of restricted stock and stock options to purchase 204,450 shares of common stock under this plan to senior executive officers and middle management for 2004 performance.
Shareholder Value Plan
      In 2002, our board of directors and shareholders adopted our shareholder value plan. The purpose of the plan is to give each participant the opportunity to receive a percentage of his or her target bonus for each performance period based on Post Properties’ total shareholder return in relation to the total shareholder return reported for such period in the NAREIT total return index for all equity REITs whose return is reported in such index. A performance period is a three calendar year period, and a target bonus will be set for each participant for each performance period. A percentage of a participant’s target bonus will be payable for a performance period under the plan’s standard benchmark rankings and related target bonus payment percentage only if our total shareholder return for a performance period ranks Post Properties in the top 50% of all equity REITs whose total shareholder return is reported in the NAREIT total return index for such period. Thus, the plan is intended to tie a participant’s bonus to Post Properties’ long term performance relative to the long term performance of other REITs with respect to providing a total return to our shareholders. The target bonuses for each of our Named Executive Officers for 2004 are described in this Proxy Statement under the caption “Executive Compensation — Long-Term Incentive Plan Table.” The first three year performance period ended on January 1, 2005. No bonuses were paid for the first performance period because shareholder return targets were not achieved.

Chief Executive Officer Compensation
      For 2004, Mr. Stockert received compensation including a base salary of $375,000, a cash bonus of $170,000, options to purchase 50,000 shares of common stock vesting over three years and 5,380 shares of restricted stock (valued at $175,000) vesting over three years. Mr. Stockert’s bonus reflects the committee’s support of Mr. Stockert’s performance and leadership during 2004. In particular, the committee rewarded Mr. Stockert during 2004 for his efforts in delivering on and continuing to reshape Post’s six-part strategic plan to reinvigorate our business, strengthen our balance sheet and drive improved financial performance. Under Mr. Stockert’s leadership in 2004, the total return of Post common stock, including reinvested dividends, outpaced the average returns of the S&P 500 and the NAREIT Equity REIT Index, and our corporate governance ratings as well as our resident and associate satisfaction levels improved.
Policy with Respect to the $1 Million Deduction Limit
      The Omnibus Budget Reconciliation Act of 1993 placed certain limits on the deductibility of compensation for the chief executive officer and the four other most highly compensated executives unless the compensation meets the requirement for “performance-based compensation” as set forth in the tax law and the related regulations.
      Currently our committee does not believe that there is a significant risk of losing deductions under the tax law. Grants under our long-term incentive plan and grants under our shareholder value plan generally have been, and will be, structured to meet the requirements for performance-based compensation. Furthermore, our committee going forward intends to consider carefully any plan or compensation arrangement that might result in the disallowance of compensation deductions. Our committee will continue to use its best judgment, taking all factors into account, including the materiality of any deductions that might be lost versus the broader interests to be served by paying compensation for services rendered which is competitive, before adopting any plan or compensation arrangement.
By the Executive Compensation and Management Development Committee:
Charles E. Rice, Chairman
Walter M. Deriso, Jr.
Russell R. French
AUDIT COMMITTEE REPORT
      The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.
      The Audit Committee is responsible for, among other things, reviewing with PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), our independent registered public accounting firm, the scope and results of their audit engagement. In connection with the audit for the year ended December 31, 2004, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements of Post Properties and Post Apartment Homes to be included in our Annual Report on Form 10-K for the year ended December 31, 2004;

•	discussed with PricewaterhouseCoopers the matters required by Statement of Accounting Standards No. 61, as amended; and

•	received from and discussed with PricewaterhouseCoopers the communications required by Independence Standards Board Standard No. 1 regarding their independence.
      Management is primarily responsible for Post Properties’ financial reporting process (including its system of internal control) and for the preparation of the consolidated financial statements of Post Properties and Post Apartment Homes in accordance with generally accepted accounting principles (“GAAP”). PricewaterhouseCoopers is responsible for auditing those financial statements and issuing an opinion on whether the audited financial statements conform with GAAP. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of PricewaterhouseCoopers included in their report to the financial statements of Post Properties and Post Apartment Homes.
      Based on the review and the discussions described in the preceding bullet points, the Audit Committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.
By the Audit Committee:
Russell R. French, Chairman
Walter M. Deriso, Jr.
Nicholas B. Paumgarten
PRINCIPAL ACCOUNTANT FEES AND SERVICES
      The Audit Committee appointed PricewaterhouseCoopers as our independent registered public accounting firm for the fiscal year ended December 31, 2004 and intends to reappoint them for the fiscal year ending December 31, 2005. A representative from PricewaterhouseCoopers is expected to attend the 2005 annual meeting, have the opportunity to make a statement and be available to respond to appropriate questions from shareholders.
Audit Fees
      PricewaterhouseCoopers billed us aggregate audit fees and expenses of approximately $828,452 and $353,150, respectively, in fiscal years 2004 and 2003. Of these audit fees, $290,000 and $263,150 related to the audits of the annual financial statements of Post Properties and Post Apartment Homes, $92,194 and $90,000 related to reviews of the quarterly financial statements of Post Properties and Post Apartment Homes, $384,275 and $0 related to the audits of management’s assessment of the effectiveness of internal control over financial reporting of Post Properties and Post Apartment Homes and $61,983 and $0 related to other attest services rendered in connection with a securities offering of Post Apartment Homes in fiscal years 2004 and 2003, respectively.

Audit-Related Fees
      PricewaterhouseCoopers billed us approximately $96,930 and $141,290, respectively, in fiscal years 2004 and 2003 for audit-related fees. The fees incurred were principally related to separate joint venture audits, an employee benefit plan audit (in 2003), other statutory audits and accounting consultations (in 2003).
Tax Fees
      PricewaterhouseCoopers billed us approximately $566,656 and $508,118, respectively, in fiscal years 2004 and 2003 for tax services. Of these fees, $276,965 and $352,178 related to tax preparation and compliance and $289,691 and $155,940 related to tax planning and advice in fiscal years 2004 and 2003, respectively.
All Other Fees
      PricewaterhouseCoopers did not perform any services other than the services described above under Audit Fees, Audit-Related Fees and Tax Fees for fiscal years 2004 and 2003.
Pre-Approval of Audit and Permissible Non-Audit Services
      In December 2004, the Audit Committee established a policy requiring its pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The policy gives detailed guidance to management as to the specific services that are eligible for general pre-approval and provides specific cost limits for certain services on an annual basis. Pursuant to the policy and the Audit Committee Charter, the Audit Committee has delegated to its Chairman the authority to address any requests for pre-approval of other non-audit services between Audit Committee meetings; provided, however, that the Chairman must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting.
      None of the services provided by our independent registered public accounting firm for 2004 and 2003 that were approved by the Audit Committee made use of the de minimus exception to pre-approval set forth in applicable rules of the SEC.

SHAREHOLDER RETURN PERFORMANCE GRAPH
      The following shareholder return performance graph compares our performance to the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts (“NAREIT”). The shareholder return performance graph assumes an investment of $100 in Post Properties and in the two indexes on December 31, 1999 and further assumes the reinvestment of all dividends. Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market. Shareholder return performance presented for the period from December 31, 1999 through December 31, 2004 is not necessarily indicative of future results.
      The stock price performance graph does not constitute soliciting material and should not be deemed filed or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference.

EQUITY COMPENSATION PLAN INFORMATION
      The following table presents information as of December 31, 2004 about our common stock that may be issued upon the exercise of options, warrants and rights under our 1993 employee stock plan, 2003 incentive stock plan and 2002 shareholder value plan.

					(c)
					Number of Securities
	(a)		(b)		Remaining Available for
	Number of Securities to		Weighted Average		Future Issuance under Equity
	be Issued upon Exercise		Exercise Price of		Compensation Plans
	of Outstanding Options,		Outstanding Options,		(Excluding Securities Reflected
Plan Category	Warrants and Rights		Warrants and Rights		in Column (a))

Equity compensation plans approved by security holders
1993 Employee Stock Plan	3,398,886		$35.50		—-
2003 Incentive Stock Plan	1,091,834		26.81		2,717,955
2002 Shareholder Value Plan	N/A	(1)	N/A	(1)	200,000	(1)

Total	4,490,720		$33.39		2,917,955
Equity compensation plans not approved by security holders	None		None		None

Total	4,490,720		$33.39		2,917,955

(1)	The first bonus payable under the shareholder value plan was for the performance period ended on January 1, 2005. No bonuses were paid for the first performance period because shareholder return targets were not achieved.
OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file with the SEC certain reports with respect to each such person’s beneficial ownership of our equity securities. Mr. Mears, Mr. Wilkes and Ms. Cohen filed late Form 4s to report shares of common stock surrendered to Post Properties to satisfy tax withholding obligations. John A. Williams and John T. Glover filed late Form 4s to report sales of common stock. Robert L. Anderson, Mr. Bloom, Mr. French, Mr. Rice and Mr. de Waal filed late Form 4s to report grants of stock options and restricted stock received as director compensation. Based solely upon a review of copies of reports and certain representations of our executive officers and directors, all such persons, other than those noted above, have complied with the applicable reporting requirements.
Annual Report to Shareholders
      Our Annual Report for the year ended December 31, 2004, including audited financial statements, accompanies this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies.

Shareholder Proposals
      To be eligible to include a shareholder proposal in our proxy statement for the 2006 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act, we must receive the shareholder proposal on or before December 5, 2005.
      Under our bylaws, a shareholder is eligible to submit a shareholder proposal outside the processes of Rule 14a-8 if the shareholder is (1) of record based on the record date for determining shareholders entitled to vote at the annual meeting and (2) of record on the date the shareholder gives notice of the proposal to us. The shareholder also must provide timely notice of the proposal to us. To be timely under our bylaws, we must receive advance notice of the proposal by February 18, 2006 (90 days before May 19, 2006, the anniversary of our 2005 annual meeting) but not before January 19, 2006 (120 days before May 19, 2006, the anniversary of our 2005 annual meeting). Any shareholder proposal notice must comply with the provisions specified in our bylaws. In addition, in order for proposals submitted outside the processes of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by February 18, 2006.
      Shareholder proposals should be sent to:

Post Properties, Inc.
One Riverside
4401 Northside Parkway, Suite 800
Atlanta, Georgia 30327-3057
Attention: Corporate Secretary
Householding
      As permitted by the Exchange Act, only one copy of this Proxy Statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of the Proxy Statement. Upon oral or written request, we will promptly deliver a separate copy of the Proxy Statement to any shareholder residing at an address to which only one copy was mailed. Shareholders residing at the same address and currently receiving only one copy of the Proxy Statement may contact us to request multiple copies in the future, and shareholders residing at the same address and currently receiving multiple copies of the Proxy Statement may contact us to request a single copy in the future. All such requests should be directed to our Corporate Secretary by mail to Post Properties, Inc., One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia, 30327-3057 or by phone (404) 846-5000.
Other Matters
      The board of directors knows of no other matters to be brought before the annual meeting.

By Order of the Board of Directors,

Sherry W. Cohen
Executive Vice President and Secretary
Atlanta, Georgia
April 6, 2005

APPENDIX A
POST PROPERTIES, INC.
2005 EMPLOYEE STOCK PURCHASE PLAN

TABLE OF CONTENTS

§ 1.	Purpose		4
§ 2.	Definitions		4
	2.1	Account	4
	2.2	Beneficiary	4
	2.3	Board	4
	2.4	Closing Price	4
	2.5	Committee	4
	2.6	Election Form	4
	2.7	Election Period	4
	2.8	Eligible Director	4
	2.9	Eligible Employee	4
	2.10	Minimum Cash Payment Schedule	5
	2.11	Participant	5
	2.12	Participating Employer	5
	2.13	Plan	5
	2.14	Plan Administrator	5
	2.15	Post	5
	2.16	Post Apartment Homes	5
	2.17	Purchase Period	5
	2.18	Purchase Price	5
	2.19	Rule 16b-3	5
	2.20	Stock	5
§ 3.	Shares Reserved Under The Plan		6
§ 4.	Effective Date and Life of Plan		6
§ 5.	Administration		6
§ 6.	Participation		6
	6.1	Requirements	6
	6.2	Continuing Election	6
	6.3	Termination	7
§ 7.	Contribution Elections		7
	7.1	Initial Contribution Elections	7
	7.2	Amending and Revoking Elections	7
	7.3	Withdrawals	7
	7.4	§ 401(k) Hardship Withdrawals	8
	7.5	Account Credits and General Assets	8
	7.6	Automatic Refunds	8
§ 8.	Purchase of Stock		8
	8.1	General Rule	8
	8.2	Insufficient Number of Shares of Stock	8

§ 9.	Delivery	9
§ 10.	Designation of Beneficiary	9
§ 11.	Transferability	9
§ 12.	Adjustment	10
§ 13.	Securities Registration	10
§ 14.	Compliance with Rule 16b-3	10
§ 15.	Amendment or Termination	10
§ 16.	Notices	11
§ 17.	Employment	11
§ 18.	Employment Transfers	11
§ 19.	Shareholder Approval	11
§ 20.	Withholding	11
§ 21.	Headings, References and Construction	12

§ 1.       Purpose

The primary purpose of this Plan is to encourage Stock ownership by each Eligible Director and each Eligible Employee in the belief that such ownership will increase his or her interest in the success of Post.
§ 2.       Definitions

2.1	The term Account shall mean the separate bookkeeping account which shall be established and maintained by the Plan Administrator for each Participant for each Purchase Period to record the contributions made on his or her behalf to purchase Stock under this Plan.

2.2	The term Beneficiary shall mean the person designated as such in accordance with § 10.

2.3	The term Board shall mean the Board of Directors of Post.

2.4	The term Closing Price (a) for the first day of any Purchase Period shall mean the closing price for a share of Stock as reported for such day in The Wall Street Journal or in any successor to The Wall Street Journal or, if there is no such successor, in any trade publication selected by the Plan Administrator or, if no such closing price is so reported for such day, the first closing price which is so reported after such day or, if no such closing price is so reported during the two week period which begins on the first day of such Purchase Period, the fair market value of a share of Stock as determined as of the first day of such Purchase Period by the Plan Administrator and (b) for the last day of a Purchase Period shall mean the closing price for a share of Stock as reported for such day in The Wall Street Journal or in any successor to The Wall Street Journal or, if there is no such successor, in any trade publication selected by the Plan Administrator or, if no such closing price is so reported for such day, the last such closing price which is so reported before such day or, if no such closing price is so reported during the two week period which ends on the last day of such Purchase Period, the fair market value of a share of Stock as determined as of the last day of such Purchase Period by the Plan Administrator.

2.5	The term Committee shall mean the Executive Compensation and Management Development Committee of the Board or the successor to such committee.

2.6	The term Election Form shall mean the form which an Eligible Director or Eligible Employee shall be required to properly complete in writing and timely file in order to make any of the elections available to an Eligible Director or Eligible Employee under this Plan.

2.7	The term Election Period shall mean a period which (a) shall be set by the Plan Administrator, (b) shall come before a related Purchase Period and (c) shall continue for no more than two calendar months.

2.8	The term Eligible Director shall mean a person (other than an officer or employee of Post or a Participating Employer) who has been a member of the Board for at least one full calendar month.

2.9	The term Eligible Employee shall mean each officer and each employee of Post or a Participating Employer, other than an officer or employee who owns at the beginning of a Purchase Period stock possessing 5% or more of the total combined voting power or value of all classes of stock of Post based on the ownership rules set forth in §§ 423(b)(3) and 424 of the Internal Revenue Code of 1986, as amended,

(a)	who is shown on the payroll records of Post or a Participating Employer as an employee regularly scheduled to work at least twenty (20) hours per week, and

(b)	who has completed at least one full calendar month of employment with Post or a Participating Employer.

An employee who otherwise satisfies the definition of Eligible Employee shall continue to be considered an Eligible Employee during any period for which the employee is absent from work on an approved leave of absence or short-term disability (as determined by the Plan Administrator).

2.10	The term Minimum Cash Payment Schedule shall mean the schedule (a) which the Plan Administrator shall set for each Purchase Period for the payment of contributions which a Participant elects to make in cash for such period, (b) which shall be set forth in the Election Form for such Purchase Period and (c) which shall call for cash contributions to be made in equal (plus or minus one dollar) quarterly installments (or to the extent a Purchase Period extends for one quarter or less, in one installment) over the Purchase Period.

2.11	The term Participant shall mean (a) for each Purchase Period an Eligible Director or Eligible Employee who has elected to purchase Stock in accordance with § 6 in such Purchase Period and (b) for any period any person for whom Stock is held pending delivery under § 9.

2.12	The term Participating Employer shall mean Post, Post Apartment Homes and any organization owned in whole or in part, directly or indirectly, by Post or Post Apartment Homes which is designated as such by the Plan Administrator.

2.13	The term Plan shall mean this Post Properties, Inc. 2005 Non-Qualified Employee Stock Purchase Plan, as amended from time to time.

2.14	The term Plan Administrator shall mean Post or Post’s delegate (including, but not limited to, Post Apartment Homes and any third-party administrator selected by Post).

2.15	The term Post shall mean Post Properties, Inc., a corporation incorporated under the laws of the State of Georgia, and any successor to Post.

2.16	The term Post Apartment Homes shall mean Post Apartment Homes, L.P., a Georgia limited partnership, and any successor to such partnership.

2.17	The term Purchase Period shall mean a period set by the Plan Administrator before the beginning of the related Election Period which shall begin on a date which follows the end of such Election Period, which shall run for no more than one calendar year, and which shall begin and end in the same calendar year.

2.18	The term Purchase Price for each Purchase Period shall mean a price which is equal to the lesser of a percentage of the Closing Price for a share of Stock on the first day of such period or a percentage of the Closing Price on the last day of such period, and each such percentage shall be the greater of (a) the percentage set by the Committee before the beginning of the related Election Period or (b) 85%.

2.19	The term Rule 16b-3 shall mean Rule 16b-3 to Section 16(b) of the Securities Exchange Act of 1934, as amended, or any successor to such rule.

2.20	The term Stock shall mean the $.01 par value common stock of Post.

§ 3.       Shares Reserved Under The Plan

There shall be (subject to § 12) a total of 300,000 shares of Stock reserved for issuance under this Plan as of the Effective Date. All such shares of Stock shall be reserved to the extent that Post deems appropriate from authorized but unissued shares of Stock or from shares of Stock which have been reacquired by Post. The proceeds which Post receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of Post.
§ 4.       Effective Date and Life of Plan

The effective date of this Plan shall be January 1, 2005 if the shareholders of Post at any time on or before June 30, 2005 approve the adoption of this Plan. No Election Periods or Purchase Periods under this Plan shall start after December 31, 2014, and the Plan otherwise thereafter shall continue in effect only until all shares of Stock purchased under this Plan have been delivered pursuant to the terms of this Plan.
§ 5.       Administration

Except for the exercise of the power expressly granted to the Committee to set the Purchase Price, the Plan Administrator shall be responsible for the administration of this Plan and shall have the power in connection with such administration to interpret this Plan and to take such other action in connection with such administration as the Plan Administrator deems necessary or equitable under the circumstances. The Plan Administrator also shall have the power to delegate the duty to perform such administrative functions as the Plan Administrator deems appropriate under the circumstances. Any person to whom the duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Plan Administrator for such function. Any action or inaction by or on behalf of the Plan Administrator under this Plan shall be final and binding on each Eligible Director, each Eligible Employee, each Participant and on each other person who makes a claim under this Plan based on the rights, if any, of any such Eligible Director, Eligible Employee or Participant under this Plan.
§ 6.       Participation

6.1	Requirements. Each person who is an Eligible Director or an Eligible Employee on the last day of an Election Period shall be (subject to § 6.3) a Participant in this Plan for the related Purchase Period if

(a)	he or she properly completes and files an Election Form with the Plan Administrator on or before such date to elect to participate in this Plan, and

(b)	his or her service as an Eligible Director or employment as an Eligible Employee continues uninterrupted throughout the related Purchase Period.

An Election Form may require an Eligible Employee to provide such information and to agree to take such action (in addition to the action required under § 7) as the Plan Administrator deems necessary or appropriate in light of the purpose of this Plan or for the orderly administration of this Plan.

6.2	Continuing Election. An election made on an Election Form shall continue in effect until amended or revoked under § 7.

6.3	Termination. A Participant’s status as such shall terminate for a Purchase Period (for which he or she has an effective election under an Election Form) at such time as his or her Account is withdrawn under § 7 or his or her employment as an Eligible Employee or service as an Eligible Director terminates.
§ 7.       Contribution Elections

7.1	Initial Contribution Elections. Each Participant’s Election Form under § 6 shall specify the contributions which he or she proposes to make for the related Purchase Period. Such contributions shall be expressed as a specific dollar amount which the Participant proposes to contribute in cash or as a specific dollar amount (or, in the discretion of the Plan Administrator, as a percentage) of the Participant’s compensation that his or her Participating Employer is authorized to deduct from his or her compensation for each pay period (determined in accordance with such Participating Employer’s standard payroll policies and practices) during the Purchase Period (or as a combination of such cash and such payroll deduction contributions), provided

(a)	the Plan Administrator in its discretion shall establish the minimum payroll deduction for a Participant for each pay period for purchases under this Plan,

(b)	the Plan Administrator in its discretion shall establish the minimum cash contribution that a Participant may make under this Plan, and

(c)	the maximum contribution which a Participant can make for purchases under this Plan for any calendar year shall be $100,000.

Any contributions which a Participant elects to make in cash shall be made in accordance with the Minimum Cash Payment Schedule set forth in the related Election Form.

7.2	Amending and Revoking Elections. An Election Form may be amended or revoked during any Election Period and such amendment or revocation shall be effective for the related Purchase Period if timely filed under § 6.1. In addition, a Participant shall have the right to amend or revoke his or her Election Form after the end of an Election Period to reduce or to stop his or her contributions, and such election shall be effective immediately for cash contributions and as soon as practicable after the Plan Administrator actually receives such amended Election Form for payroll deductions. Moreover, a Participant who fails to make a cash contribution in accordance with the Minimum Cash Payment Schedule in his or her Election Form automatically shall be treated as if he or she had elected to revoke his or her contribution election for the remainder of the Purchase Period and to continue his or her participation in the Plan for that Purchase Period for the contributions credited to his or her Account as of that time (subject to the automatic refund provision in § 7.6 that applies if at the end of a Purchase Period the balance credited to the Account of a Participant does not equal or exceed a minimum dollar amount set by the Plan Administrator in its discretion) unless the Participant elects to withdraw those contributions in accordance with § 7.3.

7.3	Withdrawals. A Participant shall have the right at any time on or before the last day of a Purchase Period to withdraw (without interest) all or any part of the contributions credited to his or her Account for such Purchase Period by delivering an amended Election Form to the Plan Administrator on or before the last day of such Purchase Period. A withdrawal shall be deducted from the Participant’s Account as of the date the Plan Administrator receives such amended Election Form, and the actual withdrawal shall be effected by the Plan Administrator as soon as practicable after such date (but in no event later than first day of the second month following the end of the Purchase Period). If a Participant elects to withdraw all of his or her Account under this § 7.3, his or her status as a Participant shall terminate as of the date the Plan Administrator receives such election.

7.4	§ 401(k) Hardship Withdrawals. If an Eligible Employee makes a hardship withdrawal from an employee benefit plan maintained by Post, Post Apartment Homes or any other Participating Employer and the Plan Administrator determines that such withdrawal requires a suspension of contributions under this Plan in order for such other plan to continue to satisfy the requirements of § 401(k) of the Internal Revenue Code of 1986, as amended, the Plan Administrator shall have the right unilaterally to suspend such contributions.

7.5	Account Credits and General Assets. All payroll deductions made for a Participant shall be credited to his or her Account as of the end of the pay period for which the deduction is made. All contributions made by a Participant under this Plan, whether in cash or through payroll deductions, shall be held by Post or by such Participant’s Participating Employer, as agent for Post. All such contributions shall be held as part of the general assets of Post and shall not be held in trust or otherwise segregated from Post’s general assets. No interest shall be paid or accrued on any such contributions. Each Participant’s right to the contributions credited to his or her Account shall be that of a general and unsecured creditor of Post.

7.6	Automatic Refunds. The balance credited to the Account of an Eligible Director automatically shall be refunded in full (without interest) if his or her status as a member of the Board terminates for any reason whatsoever during a Purchase Period, and the balance credited to the Account of an Eligible Employee automatically shall be refunded in full (without interest) if his or her status as an Eligible Employee terminates for any reason whatsoever during a Purchase Period (including, but not limited to, as a result of the employee’s failure to satisfy the eligibility requirements under the Plan during a Purchase Period). Such refunds shall be made as soon as practicable after the Plan Administrator has actual notice of any such termination. A person’s status as a Participant under this Plan shall terminate at the same time as his or her status as an Eligible Director or Eligible Employee terminates. In addition, if at the end of a Purchase Period the balance credited to the Account of a Participant does not equal or exceed a minimum dollar amount set by the Plan Administrator in its discretion, then such balance automatically shall be refunded in full (without interest) to the Participant. Any refunds made pursuant to this § 7.6 shall be made on or before the first day of the second month following the end of a Purchase Period.

§ 8.       Purchase of Stock

8.1	General Rule. If a Participant is an Eligible Director or an Eligible Employee through the end of a Purchase Period, the balance which remains credited to his or her Account at the end of such Purchase Period automatically shall be applied in full to purchase whole shares of Stock (rounding down to the nearest whole share) at the Purchase Price for such Stock for such Purchase Period (subject to any adjustments necessary to satisfy a tax withholding obligation pursuant to § 20). Any balance remaining in the Participant’s Account after the purchase shall be delivered in cash to the Participant in accordance with § 9.

8.2	Insufficient Number of Shares of Stock. If the number of shares of Stock reserved for issuance under this Plan is insufficient to cover the number of whole shares which

Participants’ contributions would purchase for a Purchase Period, then the number of whole shares of Stock which each Participant shall purchase at the end of such Purchase Period shall be reduced to the number of whole shares of Stock which the Plan Administrator shall determine by multiplying the number of remaining shares of Stock reserved under this Plan by a fraction, the numerator of which shall be the number of whole shares of Stock which such Participant would have purchased at the end of such Purchase Period (if there had been sufficient shares) and the denominator of which shall be the total number of whole shares of Stock which all Participants would have purchased at the end of such Purchase Period (if there had been sufficient shares).

§ 9.       Delivery

On or before the first day of the second month following the end of a Purchase Period, the shares of Stock purchased for that Purchase Period shall be credited to a brokerage account (at a brokerage firm selected by the Plan Administrator in its discretion) maintained for the benefit of the Participant. No fractional share of Stock shall be credited to a brokerage account maintained for the benefit of a Participant under this Plan. Any balance remaining in the Participant’s Account after the purchase of shares under this Plan shall be delivered in cash to the Participant at the time the shares are credited to the brokerage account; provided that the delivery of such cash shall always be completed on or before the first day of the second month following the end of the Purchase Period in which the purchase occurred. No Participant (or any person who makes a claim for, on behalf of, or in place of a Participant) shall have any interest in any shares of Stock under this Plan until such shares have been credited to the brokerage account maintained for the benefit of such person.
§ 10.     Designation of Beneficiary

A Participant may designate on his or her Election Form a Beneficiary (1) who shall receive the balance credited to his or her Account if the Participant dies before the end of a Purchase Period and (2) who shall receive the Stock, if any, purchased for the Participant under this Plan if the Participant dies after the end of a Purchase Period but before such Stock has been credited to a brokerage account maintained for the Participant. Such designation may be revised in writing at any time by the Participant by filing an amended Election Form, and his or her revised designation shall be effective at such time as the Plan Administrator receives such amended Election Form. If a deceased Participant fails to designate a Beneficiary or, if no person so designated survives a Participant or, if after checking his or her last known mailing address, the whereabouts of the person so designated are unknown, then the Participant’s estate shall be treated as his designated Beneficiary under this § 10. A Participant’s Beneficiary designation under this Plan shall be separate from any beneficiary designations made by the Participant under any other plans or programs maintained by Post or a Participating Employer.
§ 11.     Transferability

Neither the balance credited to a Participant’s Account nor any rights to receive shares of Stock under this Plan may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant during his or her lifetime or by his or her Beneficiary or by any other person during his or her lifetime, and any attempt to do so shall be without effect.

§ 12.     Adjustment

The number, kind or class (or any combination thereof) of shares of Stock reserved under § 3 and the Purchase Price for such shares or Stock shall be adjusted by the Plan Administrator in an equitable manner to reflect any change in the capitalization of Post, including, but not limited to, such changes as stock dividends or stock splits.
§ 13.     Securities Registration

Post reserves the right to require a Participant, as a condition to the receipt of shares of Stock under this Plan, to agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by Post, to deliver to Post a written statement satisfactory to Post to that effect. Furthermore, if so requested by Post, the Participant shall make a written representation to Post that he or she will not sell or offer for sale any of such Stock unless a registration statement shall be in effect with respect to such Stock under the Securities Act of 1933 and any applicable state securities law or the Participant shall have furnished to Post an opinion in form and substance satisfactory to Post of legal counsel satisfactory to Post that such registration is not required. Certificates representing the Stock transferred under this Plan may at the discretion of Post bear a legend to the effect that such Stock has not been registered under the Securities Act of 1933 or any applicable state securities law and that such Stock cannot be sold or offered for sale in the absence of an effective registration statement as to such Stock under the Securities Act of 1933 and any applicable state securities law or an opinion in form and substance satisfactory to Post of legal counsel satisfactory to Post that such registration is not required.
§ 14.     Compliance with Rule 16b-3

The Plan Administrator shall have the right to withhold or otherwise restrict the transfer of any Stock or cash under this Plan to a Participant as the Plan Administrator deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Rule 16 of the Securities Exchange Act of 1934 might be applicable to such grant or transfer.
§ 15.     Amendment or Termination

Post shall have the right at any time and from time to time to amend this Plan, and any amendment to this Plan shall be in writing and shall be signed by the Chairman or President of Post or their delegate; provided, no amendment shall affect the rights or powers or duties of the Committee absent the approval of the Board, and any amendment shall be subject to the approval of Post’s shareholders to the extent such approval is required under applicable law. Furthermore, no amendment shall be retroactive unless Post in its discretion determines that such amendment is in the best interest of Post or such amendment is required by applicable law to be retroactive. Post may also terminate the Plan and any Purchase Period at any time (together with any related contribution elections) or may terminate any Purchase Period (together with any related contribution elections) at any time; provided, however, no such termination shall be retroactive unless Post in its discretion determines that such termination is in the best interest of Post or unless Post determines that applicable law requires a retroactive termination of this Plan. Any termination decision shall be evidenced in writing and shall be signed by the Chairman or President of Post or their delegate.

§ 16.     Notices

All Election Forms and other communications from a Participant to the Plan Administrator under, or in connection with, this Plan shall be deemed to have been filed with the Plan Administrator when actually received in the form specified by the Plan Administrator at the location, or by the person, designated by the Plan Administrator for the receipt of any such Election Form and communications.
§ 17.     Employment

The right to elect to participate in this Plan shall not constitute an offer of employment or membership on the Board, and no election to participate in this Plan shall constitute an employment agreement for an Eligible Employee or an agreement with respect to Board membership for an Eligible Director. Any such right or election shall have no bearing whatsoever on the employment relationship between an Eligible Employee and any other person or on an Eligible Director’s status as a member of the Board. Finally, no Eligible Director or Eligible Employee shall be induced to participate in this Plan, or shall participate in this Plan, with the expectation that such participation will lead to employment or continued employment, and no Eligible Director shall be induced to participate in this Plan, or shall participate in this Plan, with the expectation that such participation will lead to continued membership on the Board.
§ 18.     Employment Transfers

No Eligible Employee’s employment shall be treated as terminated under this Plan as a result of a transfer between, or among, Post, Post Apartment Homes or any other Participating Employer.
§ 19.     Shareholder Approval

If Post’s shareholders fail to approve the adoption of this Plan by the Board by June 30, 2005, this Plan shall automatically terminate and each Participant’s Account promptly shall be refunded (without interest) to such participant or, in the event of such Participant’s death, to his or her Beneficiary.
§ 20.     Withholding

Participation in this Plan is subject to the condition that the Participant consents to whatever action the Plan Administrator directs to satisfy the federal and state withholding requirements, if any, which the Plan Administrator in its discretion deems applicable to the purchase of Stock under this Plan.

§ 21.     Headings, References and Construction

The headings to sections in this Plan have been included for convenience of reference only. Except as otherwise expressly indicated, all references to sections in this Plan shall be to sections of this Plan. This Plan shall be interpreted and construed in accordance with the laws of the State of Georgia.

POST PROPERTIES, INC.

By:	/s/ David P. Stockert

Title: President and Chief Executive Officer

APPENDIX B
POST PROPERTIES, INC.
DIRECTOR INDEPENDENCE STANDARDS
The Company’s goal is that at least a majority of the Board of Directors will be independent. Each year, the Board will affirmatively determine whether a director is “independent” and will disclose these determinations in its annual proxy statement.
A director will not be considered independent if:

a)	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company or any of its affiliates;

b)	the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company or any of its affiliates, other than excluded compensation;

c)	(1) the director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (2) the director is a current employee of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s or any of its affiliates’ audit within that time;

d)	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s or any of its affiliates’ present executive officers at the same time serves or served on that company’s compensation committee;

e)	the director is a current employee, or an immediate family member is a current executive officer, of any organization that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues (such payments and consolidated gross revenues to be measured based on reported figures for the last completed fiscal year); and

f)	the Company would be required to include disclosure in its annual proxy statement for such director pursuant to Item 404 of Regulation S-K (excluding Items 404(b)(4), 404(b)(5) and 404(b)(6) of Regulation S-K).
Notwithstanding the foregoing, if the Board affirmatively determines that a director who does not meet the standards in subsection (f) is nevertheless independent, the Board will disclose a specific explanation of its determination in the Company’s annual proxy statement.
For purposes of these guidelines, the terms:

•	“affiliate” means any entity that controls, is controlled by or is under common control with the Company, as evidenced by the power to elect a majority of the board of directors or comparable governing body of that entity;

B-1

•	“excluded compensation” means director and committee fees (including fees paid to the Chairman of the Board of Directors and the chairman of any committee of the Board of Directors) and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service; and

•	“immediate family” has the meaning set forth in Rule 303A.02 of the New York Stock Exchange, as amended from time to time.

B-2

POST PROPERTIES, INC.
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet	Vote-by-Telephone

Log on to the Internet and go to	Call toll-free
http://www.eproxyvote.com/pps	1-877-PRX-VOTE (1-877-779-8683)

OR

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark
votes as in
this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

FOR	WITHHOLD
ALL	FROM ALL
NOMINEES	NOMINEES
1. To elect nine (9) directors to serve until the 2006 Annual Meeting of Shareholders: (01) Robert C. Goddard, III, (02) David P. Stockert, (03) Herschel M. Bloom, (04) Douglas Crocker II, (05) Walter M. Deriso, Jr., (06) Russell R. French, (07) Nicholas B. Paumgarten, (08) Charles E. Rice, and (09) Ronald de Waal
☐	☐
☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

	FOR	AGAINST	ABSTAIN
2. To approve the 2005 Non-Qualified Employee Stock Purchase Plan.	☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Mark box at right if an address change or comment has been noted on the reverse side of this card. ☐

Please be sure to sign and date this Proxy.

Signature:	Date:	Signature:	Date:

INTERNET ACCESS IS HERE!

Post Properties, Inc. is pleased to announce that registered shareholders now have an innovative and secure means of accessing and managing their registered accounts on-line. Please note this excludes participants in the 401k Plan, as EquiServe Trust Company does not administer the Plan. This easy-to-use service is only a click away at:

http://www.gateway.equiserve.com

In order to access your account and request your temporary password (or PIN), you will need your Social Security number, and Issue ID (3714). Please click on the “Establish or recover access to your account” tab and follow the instructions and a temporary password will be mailed to your address of record. If you have any questions about using this service, please contact us at:

1-800-633-4236

DETACH HERE

POST PROPERTIES, INC.
PROXY

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 19, 2005

The undersigned hereby appoints David P. Stockert and Sherry W. Cohen each, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Post Properties, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders, or at any adjournment thereof. The Annual Meeting will be held on Thursday, May 19, 2005, at 9:00 a.m., local time, at One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, and will vote on the matters described in both and upon any other business that may properly come before the Annual Meeting of Shareholders or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

      PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

      Please sign exactly as your name or names appear hereon. For more than one owner, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If submitted by a partnership, please sign in the partnership’s name by an authorized person.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?